CREDIT AGREEMENT
by and among
WELLS FARGO CAPITAL FINANCE, LLC,
as Administrative Agent,
WELLS FARGO CAPITAL FINANCE, LLC
as Lead Arranger,
WELLS FARGO CAPITAL FINANCE, LLC
as Sole Book Runner,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
KRONOS WORLDWIDE, INC., KRONOS LOUISIANA, INC., KRONOS (US), INC. and
KRONOS CANADA, INC.
as Borrowers
Dated as of June 18, 2012

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND CONSTRUCTION.
1.1.	Definitions
1.2.	Accounting Terms
1.3.	Code; PPSA
1.4.	Construction
1.5.	Time References
1.6.	Schedules and Exhibits
1.7.	Exchange Rates; Currency Equivalents; Applicable Currency.
2.	LOANS AND TERMS OF PAYMENT.
2.1.	Revolving Loans.
2.2.	[Intentionally Omitted].
2.3.	Borrowing Procedures and Settlements.
2.4.	Payments; Reductions of Commitments; Prepayments.
2.5.	Promise to Pay
2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
2.7.	Crediting Payments
2.8.	Designated Account
2.9.	Maintenance of Loan Account; Statements of Obligations
2.10.	Fees.
2.11A. US Letters of Credit
2.11B. Canadian Letters of Credit
2.12.	Non-Base Rate Option.
2.13.	Capital Requirements.
2.14.	Accordion.
2.15.	Currencies
2.16.	Joint and Several Liability of US Borrowers.
2.17.	Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.
3.	CONDITIONS; TERM OF AGREEMENT.
3.1.	Conditions Precedent to the Initial Extension of Credit
-i-

3.2.	Conditions Precedent to all Extensions of Credit
3.3.	Maturity
3.4.	Effect of Maturity
3.5.	Early Termination by Borrowers
3.6.	Conditions Subsequent.
4.	REPRESENTATIONS AND WARRANTIES.
4.1.	Due Organization and Qualification; Subsidiaries.
4.2.	Due Authorization; No Conflict.
4.3.	Governmental Consents
4.4.	Binding Obligations; Perfected Liens.
4.5.	Title to Assets; No Encumbrances
4.6.	Litigation. .
4.7.	Compliance with Laws
4.8.	No Material Adverse Effect
4.9.	Solvency.
4.10.	Employee Benefits
4.11.	Environmental Condition
4.12.	Complete Disclosure
4.13.	Patriot Act
4.14.	Indebtedness
4.15.	Payment of Taxes
4.16.	Margin Stock
4.17.	Governmental Regulation
4.18.	OFAC
4.19.	Employee and Labor Matters
4.20.	[Intentionally Omitted]
4.21.	Leases
4.22.	Eligible Accounts
4.23.	Eligible Inventory
4.24.	Location of Inventory
4.25.	Inventory Records
-ii-

4.26.	Other Documents
4.27.	Canadian Pension Plans
5.	AFFIRMATIVE COVENANTS.
5.1.	Financial Statements, Reports, Certificates
5.2.	Reporting
5.3.	Existence
5.4.	Maintenance of Properties
5.5.	Taxes
5.6.	Insurance
5.7.	Inspection.
5.8.	Compliance with Laws
5.9.	Environmental
5.10.	Disclosure Updates
5.11.	Formation of Subsidiaries
5.12.	Further Assurances
5.13.	Lender Meetings
5.14.	Location of Inventory
5.15.	Compliance with ERISA and the IRC
5.16.	Canadian Benefit Plans
6.	NEGATIVE COVENANTS.
6.1.	Indebtedness
6.2.	Liens
6.3.	Restrictions on Fundamental Changes
6.4.	Disposal of Assets
6.5.	Nature of Business
6.6.	Prepayments and Amendments
6.7.	Restricted Payments
6.8.	Accounting Methods
6.9.	Investments
6.10.	Transactions with Affiliates
6.11.	Use of Proceeds
-iii-

6.12.	Canadian Pension Plans
7.	FINANCIAL COVENANTS.
8.	EVENTS OF DEFAULT.
8.1.	Payments
8.2.	Covenants
8.3.	Judgments
8.4.	Voluntary Bankruptcy, etc
8.5.	Involuntary Bankruptcy, etc
8.6.	Default Under Other Agreements
8.7.	Representations, etc
8.8.	Guaranty
8.9.	Security Documents
8.10.	Loan Documents
8.11.	Change of Control
8.12.	ERISA
9.	RIGHTS AND REMEDIES.
9.1.	Rights and Remedies
9.2.	Remedies Cumulative
10.	WAIVERS; INDEMNIFICATION.
10.1.	Demand; Protest; etc
10.2.	The Lender Group's Liability for Collateral
10.3.	Indemnification
11.	NOTICES.
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1.	Assignments and Participations.
13.2.	Successors
14.	AMENDMENTS; WAIVERS.
14.1.	Amendments and Waivers.
-iv-

15.	AGENT; THE LENDER GROUP.
15.1.	Appointment and Authorization of Agent
15.2.	Delegation of Duties
15.3.	Liability of Agent
15.4.	Reliance by Agent
15.5.	Notice of Default or Event of Default
15.6.	Credit Decision
15.7.	Costs and Expenses; Indemnification
15.8.	Agent in Individual Capacity
15.9.	Successor Agent
15.10. Lender in Individual Capacity
15.11. Collateral Matters.
15.12.Restrictions on Actions by Lenders; Sharing of Payments.
15.13. Agency for Perfection
15.14. Payments by Agent to the Lenders
15.15. Concerning the Collateral and Related Loan Documents
15.16.Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
15.17. Several Obligations; No Liability
16.	WITHHOLDING TAXES.
16.1.	Payments
16.2.	Exemptions.
16.3.	Reductions.
16.4.	Refunds
17.	GENERAL PROVISIONS.
17.1.	Effectiveness
17.2.	Section Headings
17.3.	Interpretation
17.4.	Severability of Provisions
17.5.	Bank Product Providers
17.6.	Debtor-Creditor Relationship
-v-

17.7.	Counterparts; Electronic Execution
17.8.	Revival and Reinstatement of Obligations; Certain Waivers
17.9.	Confidentiality.
17.10. Survival
17.11. Patriot Act
17.12. Integration
17.13. Worldwide as Agent for Borrowers
17.14. Judgment Currency
17.15. Anti-Money Laundering Legislation
17.16. Quebec Interpretation
17.17. English Language Only

-vi-

EXHIBITS AND SCHEDULES
Exhibit A-1 Form of Assignment and Acceptance
Exhibit B-1 Form of Borrowing Base Certificate
Exhibit C-1 Form of Compliance Certificate
Exhibit L-1 Form of Non-Base Rate Notice
Exhibit P-1 Form of Perfection Certificate

Schedule A-1 Agent's Account
Schedule A-2 Authorized Persons
Schedule C-1 Commitments
Schedule D-1 Designated Account
Schedule P-1 Permitted Investments
Schedule P-2 Permitted Liens
Schedule 3.1 Conditions Precedent
Schedule 3.6 Conditions Subsequent
Schedule 4.1(b) Capitalization of Borrowers
Schedule 4.1(c) Capitalization of Borrowers' Subsidiaries
Schedule 4.1(d) Subscriptions, Options, Warrants, Calls
Schedule 4.6 Litigation
Schedule 4.10 Employee Benefits
Schedule 4.11 Environmental Matters
Schedule 4.14 Permitted Indebtedness
Schedule 4.24 Location of Inventory
Schedule 5.1 Financial Statements, Reports, Certificates
Schedule 5.2 Collateral Reporting
Schedule 6.5 Nature of Business
Schedule 6.10 Affiliate Transaction

-vii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement"), is entered into as of June 18, 2012, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as lead arranger (in such capacity, together with its successors and assigns in such capacity, the "Lead Arranger"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the "Sole Book Runner"), KRONOS WORLDWIDE, INC., a Delaware corporation ("Worldwide" ), KRONOS LOUISIANA, INC., a Delaware corporation ("Kronos Louisiana" ), KRONOS (US), INC., a Delaware corporation ("Kronos US"; together with Worldwide and Kronos Louisiana, are referred to hereinafter each individually as a "US Borrower", and individually and collectively, jointly and severally, as the "US Borrowers"), KRONOS CANADA, INC., a Canadian corporation ("Canadian Borrower"; together with US Borrowers, are referred to hereinafter each individually as a "Borrower", and individually and collectively as the "Borrowers").
The parties agree as follows:
1.	DEFINITIONS AND CONSTRUCTION.
1.1. Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments (without the requirement to pay any amendment fee) to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term "financial statements" shall include the notes and schedules thereto.  Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159  (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3. Code; PPSA.  Any terms used in this Agreement that are defined in (a) the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern and (b) the PPSA shall be construed and defined as set forth in the PPSA. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the "Code", the "UCC" or the "Uniform Commercial Code" shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to "Article 8" shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act of each applicable province of Canada) (the "STA"), (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (iv) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, and (v) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada.
1.4. Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and  "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."  The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to "law" means all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, by-laws, ordinances, decrees, codes and administrative or judicial or arbitral or administrative or ministerial or departmental or regulatory precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  All references to "province" or like terms shall include "territory" and like terms.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds in the Applicable Currency of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding US Revolving Loans and Canadian Revolving Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to US Letters of Credit and Canadian Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to US Bank Products and Canadian Bank Products (other than Hedge Providers), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in the Applicable Currency in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds in the Applicable Currency of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders.  Any reference herein to any Person shall be construed to include such Person's successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5. Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day (except with respect to amounts charged to the Loan Account and repaid on the same day).

1.6. Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.7. Exchange Rates; Currency Equivalents; Applicable Currency.
(a) For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Revolving Loans, Letters of Credit, other Obligations and other references to amounts denominated in a currency other than Dollars shall be determined in accordance with the terms of this Agreement.  Such Dollar Equivalent shall become effective as of such Revaluation Date for such Revolving Loans, Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Revolving Loans, Letters of Credit and other Obligations.  Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof.
(b) Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of a Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan or Letter of Credit is denominated in Canadian Dollars, such amount shall be the relevant Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest Canadian Dollars, with 0.5 of a unit being rounded upward).
2.	LOANS AND TERMS OF PAYMENT.
2.1. Revolving Loans.
(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender with a US Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars ("US Revolving Loans") to US Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender's US Revolver Commitment, or
(ii)   such Lender's Pro Rata Share of an amount equal to the lesser of:
A.    the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (x) the US Letter of Credit Usage at such time, plus (y) the principal amount of US Swing Loans outstanding at such time, and (z) the Dollar Equivalent of the Canadian Revolver Usage at such time, and
B.    the amount equal to (1) the US Borrowing Base as of such date (based upon the US Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less the sum of (2) the US Letter of Credit Usage at such time, plus the principal amount of US Swing Loans outstanding at such time plus the Dollar Equivalent of the Canadian US Availability Usage.

(b)   Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender with a Canadian Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars or Canadian Dollars (as selected by Administrative Borrower) ("Canadian Revolving Loans") to Canadian Borrower in an amount at any one time outstanding not to exceed the Dollar Equivalent of the lesser of:
(iii)    such Lender's Canadian Revolver Commitment, or
(iv)     such Lender's Pro Rata Share of an amount equal to the lesser of:
A.   the amount equal to (1) the Canadian Maximum Revolver Amount less (2) the sum of (x) the Canadian Letter of Credit Usage at such time plus (y) the principal amount of Canadian Swing Loans outstanding at such time, and
B.  the amount equal to (1) the Canadian Borrowing Base as of such date (based upon the Canadian Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less the sum of (2) the Canadian Letter of Credit Usage at such time, plus the principal amount of the Canadian Swing Loans outstanding at such time.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves, and other Reserves against the US Borrowing Base, Canadian Borrowing Base, Canadian Maximum Revolver Amount or the US Maximum Revolver Amount.  The amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.
(d)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(e)   Anything to the contrary in this Section 2.1 notwithstanding, at no time shall the sum of the US Revolver Usage and the Dollar Equivalent of the Canadian Revolver Usage exceed the US Maximum Revolver Amount and at no time shall the Dollar Equivalent of the Canadian Revolver Usage exceed the Canadian Maximum Revolver Amount.
2.2. [Intentionally Omitted].
2.3. Borrowing Procedures and Settlements.

(a)    Procedure for Borrowing Revolving Loans.  Each Borrowing shall be made by a written request by an Authorized Person of Administrative Borrower with respect to US Revolving Loans or Canadian Borrower with respect to Canadian Revolving Loans delivered to Agent and received by Agent no later than 10:00 a.m. (i) on the Business Day that is requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is the requested Funding Date in the case of other Revolving Loans that are Base Rate Loans, and (iii) the Business Day that is 3 Business Days prior to the requested Funding Date in the case of Non-Base Rate Loans, in each case, specifying (A) the amount of such Borrowing and whether such Borrowing is for the account of US Borrowers or Canadian Borrower (and if for Canadian Borrower, whether in Dollars or Canadian Dollars), and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day.  At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.  Borrowings for the account of US Borrowers shall be denominated in Dollars and Borrowings for the account of Canadian Borrower shall be denominated in Dollars or Canadian Dollars (as selected by Canadian Borrower).  Requests for Non-Base Rate Loans will also be subject to Section 2.12.
(b)  Making of Swing Loans.
(i)  In the case of a request for a US Swing Loan and so long as either (i) the aggregate amount of US Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to US Swing Loans since the last Settlement Date, plus the amount of the requested US Swing Loan does not exceed $20,000,000 or (ii) US Swing Lender, in its sole discretion, agrees to make a US Swing Loan notwithstanding the foregoing limitation, US Swing Lender shall make a US Revolving Loan (any such US Revolving Loan made by US Swing Lender pursuant to this Section 2.3(b) being referred to as a "US Swing Loan" and all such US Revolving Loans being referred to as "US Swing Loans") available to US Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the US Designated Account.  Each US Swing Loan shall be deemed to be a US Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Revolving Loans, except that all payments (including interest) on any US Swing Loan shall be payable to US Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), US Swing Lender shall not make and shall not be obligated to make any US Swing Loan if US Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the US Availability on such Funding Date.  US Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any US Swing Loan.  The US Swing Loans shall be secured by Agent's Liens (excluding Liens on any assets of any Canadian Loan Party), constitute US Revolving Loans and US Obligations, and bear interest at the rate applicable from time to time to US Revolving Loans that are Base Rate Loans.

(ii) In the case of a request for a Canadian Swing Loan and so long as either (i) the aggregate amount of Canadian Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Canadian Swing Loans since the last Settlement Date, plus the amount of the requested Canadian Swing Loan does not exceed Cdn$10,000,000 or (ii) Canadian Swing Lender, in its sole discretion, agrees to make a Canadian Swing Loan notwithstanding the foregoing limitation, Canadian Swing Lender shall make a Canadian Revolving Loan (any such Canadian Revolving Loan made by Canadian Swing Lender pursuant to this Section 2.3(b) being referred to as a "Canadian Swing Loan" and all such Canadian Revolving Loans being referred to as "Canadian Swing Loans") available to Canadian Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Canadian Designated Account.  Each Canadian Swing Loan shall be deemed to be a Canadian Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Canadian Revolving Loans, except that all payments (including interest) on any Canadian Swing Loan shall be payable to Canadian Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Canadian Swing Lender shall not make and shall not be obligated to make any Canadian Swing Loan if Canadian Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Canadian Availability on such Funding Date.  Canadian Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Canadian Swing Loan.  The Canadian Swing Loans shall be secured by Agent's Liens, constitute Canadian Revolving Loans and Canadian Obligations, and bear interest at the rate applicable from time to time to Canadian Revolving Loans that are Base Rate Loans.
(c)   Making of Revolving Loans.
(i)   In the event that the applicable Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the applicable Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing and whether such Borrowing is for the account of US Borrowers or for the account of Canadian Borrower; such notification to be sent on the Business Day that is the requested Funding Date in the case of a US Borrowing or a Canadian Borrowing that is a Base Rate Loan and 2 Business Days prior to the requested Funding Date in the case of a Non-Base Rate Loan.  If Agent has timely notified the Lenders of a requested Borrowing as provided above, then each Lender with the applicable Revolver Commitment shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the Applicable Currency, to Agent's Applicable Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date.  After Agent's receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to US Borrowers or Canadian Borrower, as applicable, on the applicable Funding Date by transferring immediately available funds in the Applicable Currency equal to such proceeds received by Agent to the US Designated Account or the Canadian Designated Account, as applicable; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the US Availability (in the case of a US Borrowing) or Canadian Availability (in the case of a Canadian Borrowing) on such Funding Date.

(ii)   Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of US Borrowers or Canadian Borrower, as applicable, the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds in the Applicable Currency on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to US Borrowers or Canadian Borrower, as applicable, a corresponding amount.  If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to US Borrowers or Canadian Borrower, as applicable, such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Applicable Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account).  If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to US Borrowers or Canadian Borrower, as applicable, such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the applicable Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender's US Revolving Loans (in the case of Revolving Loans for the account of US Borrowers) or Canadian Revolving Loans (in the case of Revolving Loans for the account of Canadian Borrower) for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, US Borrowers (in the case of US Revolving Loans) and Canadian Borrower (in the case of Canadian Revolving Loans) shall pay such amount to Agent, together with interest thereon for each day elapsed since the date of such Borrowing, for Agent's account, at a rate per annum equal to the interest rate applicable at the time to the applicable Revolving Loans composing such Borrowing.
(d)  Protective Advances and Optional Overadvances.
(i)   Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent's sole discretion, to make US Revolving Loans to, or for the benefit of, US Borrowers and/or Canadian Revolving Loans to, or for the benefit of Canadian Borrower, in each case on behalf of the applicable Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof or (2) to enhance the likelihood of repayment of the Obligations, other than the Bank Product Obligations (the US Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "US Protective Advances" and the Canadian Revolving Loans described in this Section 2.3(d)(i) shall be referred to as the "Canadian Protective Advances").  Notwithstanding the foregoing, without the prior written consent of Required Lenders, the aggregate Dollar Equivalent amount of all Protective Advances outstanding at any one time shall not exceed $12,500,000.

(ii)  Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or applicable Swing Lender, as applicable, and either Agent or the applicable Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make US Revolving Loans to US Borrowers and Canadian Revolving Loans to Canadian Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) with respect to any such US Revolving Loan, (i) after giving effect to such US Revolving Loans, the outstanding US Revolver Usage does not, unless Required Lenders otherwise consent, exceed the US Borrowing Base by more than $12,000,000, and (ii) after giving effect to such US Revolving Loans, the sum of the outstanding US Revolver Usage (except for and excluding amounts charged to the US Loan Account for interest, fees, or Lender Group Expenses) and the Dollar Equivalent of the Canadian Revolver Usage (except for and excluding amounts charged to the Canadian Loan Account for interest, fees, or Lender Group Expenses) does not exceed the US Maximum Revolver Amount, and (B) with respect to any such Canadian Revolving Loans, (i) after giving effect to such Canadian Revolving Loans, the Dollar Equivalent of the outstanding Canadian Revolver Usage (except for and excluding amounts charged to the Canadian Loan Account for interest, fees, or Lender Group Expenses) does not, unless Required Lenders otherwise consent, exceed the Canadian Borrowing Base by more than $2,500,000, and (ii) after giving effect to such Canadian Revolving Loans, the sum of the Dollar Equivalent of the outstanding Canadian Revolver Usage (except for and excluding amounts charged to the Canadian Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Canadian Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the US Revolver Usage or Canadian Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with the Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with the applicable Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the applicable Revolving Loans to such Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e).  Each Lender with a Revolver Commitment shall be obligated to make Revolving Loans in accordance with Section 2.3(c), or settle Overadvances made by Agent with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for, the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the applicable Loan Account of interest, fees, or Lender Group Expenses.

(iii)  Each US Protective Advance and each US Overadvance (each, a "US Extraordinary Advance") shall be deemed to be a US Revolving Loan hereunder and each Canadian Protective Advance and each Canadian Overadvance (each, a "Canadian Extraordinary Advance") shall be deemed to be a Canadian Revolving Loan hereunder.  No Extraordinary Advance shall be eligible to be a Non-Base Rate Loan.  Prior to Settlement with respect to any Extraordinary Advances, all payments on the Extraordinary Advances, including interest thereon, shall be payable to Agent solely for its own account.  The US Extraordinary Advances shall be repayable on demand, constitute US Obligations hereunder, and bear interest at the rate applicable from time to time to US Revolving Loans bearing that are Base Rate Loans and the Canadian Extraordinary Advances shall be repayable on demand, constitute Canadian Obligations hereunder, and bear interest at the rate applicable from time to time to Canadian Revolving Loans bearing that are Base Rate Loans.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, the Swing Lenders, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, unless Required Lenders otherwise consent:  (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Dollar Equivalent principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the US Maximum Revolver Amount; and (B) to the extent that the making of any Protective Advance causes the aggregate Dollar Equivalent Revolver Usage to exceed the US Maximum Revolver Amount, such portion of such Protective Advance shall be for Agent's sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
(e) Settlement.  It is agreed that each Lender's funded portion of the (i) US Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding US Revolving Loans and (ii) Canadian Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Canadian Revolving Loans.  Such agreement notwithstanding, Agent, Swing Lenders, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including the Swing Loans, and the Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:
(i) Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of US Swing Lender, with respect to the outstanding US Swing Loans, (2) on behalf of Canadian Swing Lender, with respect to the outstanding Canadian Swing Loans, (3) for itself, with respect to the outstanding Extraordinary Advances, and (4) with respect to Loan Parties' payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date").  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding US Swing Loans, US Extraordinary Advances and other US Revolving Loans, and Canadian Swing Loans, Canadian Extraordinary Advances and other Canadian

Revolving Loans for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds in the Applicable Currency to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Extraordinary Advances) and Canadian Revolving Loans (including Canadian Swing Loans and Canadian Extraordinary Advances), and (z) if the amount of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender's Pro Rata Share of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds in the Applicable Currency to Agent's Applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Extraordinary Advances) and Canadian Revolving Loans (including Canadian Swing Loans and Canadian Extraordinary Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances, as applicable, and shall constitute Revolving Loans of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)   In determining whether a Lender's balance of the applicable Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender's Pro Rata Share of the applicable Revolving Loans as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments applicable to such Obligations actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)   Between Settlement Dates, Agent, to the extent Extraordinary Advances for the account of Agent or Swing Loans for the account of a Swing Lender are outstanding, may pay over to Agent or such Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the applicable Revolving Loans, for application to the Extraordinary Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to the applicable Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the applicable Revolving Loans, for application to the applicable Swing Lender's Pro Rata Share of the applicable Revolving Loans.  If, as of any Settlement Date, payments or other amounts of Loan Parties received since the then immediately preceding Settlement Date have been applied to a Swing Lender's Pro Rata Share of the applicable Revolving Loans other than to its Swing Loans, as provided for in the previous sentence, such Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding applicable Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the applicable Revolving Loans.  During the period between Settlement Dates, a Swing Lender with respect to its Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by such Swing Lender, Agent, or the Lenders, as applicable.
(iv)  Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)   Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing, in the Applicable Currency, the principal amount and stated interest of the Revolving Loans, owing to each Lender, including Swing Loans owing to the applicable Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)  Defaulting Lenders.
(i)  Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such proceeds of Collateral or payments (A) pertaining to or securing US Obligations, (i) first, to Agent to the extent of any US Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (ii) second, to US Swing Lender to the extent of any US Swing Loans that were made by US Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (iii) third, to US Issuing Lender, to the extent of the portion of a US Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iv) fourth, to each Non-Defaulting Lender ratably in accordance with their US Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a US Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (v) fifth, in Agent's sole discretion, to a suspense account maintained by Agent, the proceeds of which may be retained by Agent and may be made available to be re-

advanced to or for the benefit of US Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of US Revolving Loans (or other funding obligations) hereunder, and (vi) sixth, from and after the date on which all other US Obligations have been paid in full, to such Defaulting Lender in accordance with tier (A)(13) of Section 2.4(b)(ii), and (B) pertaining to or securing Canadian Obligations, (i) first, to Agent to the extent of any Canadian Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (ii) second, to Canadian Swing Lender to the extent of any Canadian Swing Loans that were made by Canadian Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (iii) third, to Canadian Issuing Lender, to the extent of the portion of a Canadian Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iv) fourth, to each Non-Defaulting Lender ratably in accordance with their Canadian Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Canadian Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (v) fifth, in Agent's sole discretion, to a suspense account maintained by Agent, the proceeds of which may be retained by Agent and may be made available to be re-advanced to or for the benefit of Canadian Borrower (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Canadian Revolving Loans (or other funding obligations) hereunder, and (vi) sixth, from and after the date on which all other Canadian Obligations have been paid in full, to such Defaulting Lender in accordance with tier (B)(12) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its discretion, re-lend to the applicable Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fees payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Lenders, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to the applicable Borrowers).  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent, Issuing Lenders, or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitments of such Defaulting Lender and the commitments of any Affiliate of such Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lenders shall have no right to refuse to be replaced hereunder, and agree to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agree that they shall be deemed to have executed and delivered such document if they fail to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitments of such Defaulting Lenders shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)   If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
A.   such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' US Revolving Loan Exposures plus such Defaulting Lender's US Swing Loan Exposure and US Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' US Revolver Commitments, (y) the sum of all Non-Defaulting Lenders' Canadian Revolving Loan Exposures plus such Defaulting Lender's Canadian Swing Loan Exposure and Canadian Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Canadian Revolver Commitments, and (z) the conditions set forth in Section 3.2 are satisfied at such time;
B.  if the reallocation described in clause (A) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender's applicable Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender's applicable Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also an Issuing Lender;
C.  if the applicable Borrowers cash collateralize any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), such Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

D.  to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;
E.  to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the applicable Issuing Lender until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;
F.  so long as any Lender is a Defaulting Lender, no Swing Lender shall be required to make any Swing Loan and no Issuing Lender shall be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the applicable Swing Lender or Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the applicable Swing Lender or Issuing Lender, as applicable, and Borrowers to eliminate such Swing Lender's or Issuing Lender's risk with respect to the Defaulting Lender's participation in such Swing Loans or Letters of Credit; and
G.  Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the applicable Issuing Lender and such Issuing Lender may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by the applicable Borrowers in respect of its Letter of Credit Obligations.
(iii)  If any Lender with a US Revolver Commitment is a Defaulting Lender, then any Affiliate of such Lender with a Canadian Revolver Commitment shall be deemed to be a Defaulting Lender and if any Lender with a Canadian Revolver Commitment is a Defaulting Lender, then any Affiliate of such Lender with a US Revolver Commitment shall be deemed to be a Defaulting Lender.
(h)   Independent Obligations.  All Revolving Loans (other than Swing Loans, Protective Advances and, at Agent's election, Overadvances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.   Payments; Reductions of Commitments; Prepayments.
(a)   Payments by Borrowers.
(i)   Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Applicable Account for the account of the Lender Group and shall be made in immediately available funds in the Applicable Currency, no later than 1:30 p.m. on the date specified herein.  Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)  Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)   Apportionment and Application.
(i)   So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of an Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments in respect of US Obligations to be made hereunder by US Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing US Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the US Revolving Loans outstanding and, thereafter, to US Borrowers (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.  Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments in respect of Canadian Obligations to be made hereunder by Canadian Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral securing Canadian Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Canadian Revolving Loans outstanding and, thereafter, to Canadian Borrower (to be wired to the Canadian Designated Account) or such other Person entitled thereto under applicable law.

(ii)   At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)   All payments in respect of US Obligations and all proceeds of Collateral securing the US Obligations received by Agent shall be applied as follows:
(1)	first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents in respect of the US Obligations, until paid in full,
(2)	second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the US Obligations until paid in full,
(3)	third, to pay interest due in respect of all US Protective Advances until paid in full,
(4)	fourth, to pay the principal of all US Protective Advances until paid in full,
(5)
fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of the US Obligations, until paid in full,

(6)	sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the US Obligations until paid in full,
(7)	seventh, to pay interest accrued in respect of the US Swing Loans until paid in full,
(8)	eighth, to pay the principal of all US Swing Loans until paid in full,
(9)	ninth, ratably, to pay interest accrued in respect of the US Revolving Loans until paid in full,
(10)	tenth, ratably
i.	to pay the principal of all US Revolving Loans until paid in full,
ii.
to Agent, to be held by Agent, for the benefit of US Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of US Issuing Lender, a share of each US Letter of Credit Disbursement), as cash collateral in an amount up to 103.5% of the US Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any US Letter of Credit Disbursement as and when such disbursement occurs and, if a US Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof),

iii.
ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established US Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of US Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such US Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such US Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof,

(11)
eleventh, to pay any US Obligations arising as a result of any guaranty by a US Loan Party of the Canadian Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty unless the Canadian Revolver Commitments of Lenders to make Canadian Revolving Loans have terminated and the Canadian Obligations have been paid in full),

(12)
twelfth, ratably to pay any other US Obligations other than US Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of US Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers (other than Hedge Obligations), as Bank Product Collateralization (which Bank Product Collateralization may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such US Bank Product Obligations are paid or otherwise satisfied in full, the Bank Product Collateralization held by Agent in respect of such US Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof),

(13)	thirteenth, ratably to pay any US Obligations owed to Defaulting Lenders; and

(14)	fourteenth, to US Borrowers (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.
B. All payments in respect of Canadian Obligations and all proceeds of Collateral securing the Canadian Obligations received by Agent shall be applied as follows:
(1)	first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents in respect of the Canadian Obligations, until paid in full,
(2)	second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the Canadian Obligations until paid in full,
(3)	third, to pay interest due in respect of all Canadian Protective Advances until paid in full,
(4)	fourth, to pay the principal of all Canadian Protective Advances until paid in full,
(5)
fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of the Canadian Obligations, until paid in full,

(6)	sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the Canadian Obligations until paid in full,
(7)	seventh, to pay interest accrued in respect of the Canadian Swing Loans until paid in full,
(8)	eighth, to pay principal of all Canadian Swing Loans until paid in full,
(9)	ninth, ratably, to pay interest accrued in respect of the Canadian Revolving Loans until paid in full,
(10)	tenth, ratably
i.	to pay the principal of all Canadian Revolving Loans until paid in full,
ii.
to Agent, to be held by Agent, for the benefit of Canadian Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Canadian Issuing Lender, a share of each Canadian Letter of Credit Disbursement), as cash collateral in an amount up to 103.5% of the Canadian Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Canadian Letter of Credit Disbursement as and when such disbursement occurs and, if a Canadian Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof),

iii.
ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Canadian Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Canadian Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Canadian Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Canadian Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Canadian Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof

(11)
eleventh, ratably to pay any other Canadian Obligations other than Canadian Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Canadian Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers (other than Hedge Providers), as Bank Product Collateralization (which Bank Product Collateralization may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Canadian Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Canadian Bank Product Obligations are paid or otherwise satisfied in full, the Bank Product Collateralization held by Agent in respect of such Canadian Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof),

(12)	twelfth, ratably to pay any Canadian Obligations owed to Defaulting Lenders; and
(13)	thirteenth, to Canadian Borrower (to be wired to the Canadian Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v) For purposes of Section 2.4(b)(ii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(vii) Payments from US Loan Parties shall be deemed to be in respect of US Obligations and payments from Canadian Loan Parties shall be deemed to be in respect of Canadian Obligations unless, so long as no Application Event has occurred and is continuing, the Borrower making the payment specifies otherwise in writing .  If payment is from proceeds of Collateral that secures both US Obligations and Canadian Obligations, such payment shall be, so long as no Application Event has occurred and is continuing, as specified by the Borrowers or, if not so specified or if an Application Event has occurred and is continuing, as determined by Agent (and in the absence of such determination, shall be assumed to be a payment in respect of US Obligations until the US Obligations are paid in full); provided, notwithstanding any of the foregoing to the contrary, proceeds from Collateral that constitute assets of any Canadian Loan Party shall be applied solely to the Canadian Obligations and not the US Obligations.
(c) Reduction of Revolver Commitments.  The Revolver Commitments shall terminate on the Maturity Date.  US Borrowers may reduce the US Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the US Revolver Usage as of such date, plus (B) the principal amount of all US Revolving Loans not yet made as to which a request has been given by US Borrowers under Section 2.3(a), plus (C) the amount of all US Letters of Credit not yet issued as to which a request has been given by US Borrowers.  Each such reduction shall be in an amount which is not less than $5,000,000 (unless the US Revolver Commitments are being reduced to zero and the amount of the US Revolver Commitments in effect immediately prior to such reduction are less than $30,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable.  Canadian Borrower may reduce the

Canadian Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Canadian Revolver Usage as of such date, plus (B) the principal amount of all Canadian Revolving Loans not yet made as to which a request has been given by Canadian Borrower under Section 2.3(a), plus (C) the amount of all Canadian Letters of Credit not yet issued as to which a request has been given by Canadian Borrower.  Each such reduction shall be in an amount which is not less than $2,000,000 (unless the Canadian Revolver Commitments are being reduced to zero), shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable.  Once reduced, the Revolver Commitments may not be increased.  Each such reduction of the Revolver Commitments shall reduce (x) the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof and (y) the US Maximum Revolver Amount, in the case of US Revolver Commitment reductions, and the Canadian Maximum Revolver Amount in the case of Canadian Revolver Commitment reductions.
(d) Optional Prepayments.  Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty and Agent shall apply such prepayments to the US Revolving Loans or the Canadian Revolving Loans, or both, as directed by the applicable Borrower in writing.
(e) Mandatory Prepayments; Borrowing Base.  If, at any time, (A) the US Revolver Usage on such date exceeds (B) the US Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then US Borrowers shall within one (1) Business Day prepay the US Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.  If, at any time, (A) the Dollar Equivalent of the Canadian Revolver Usage on such date exceeds (B) the Canadian Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then Canadian Borrower shall within one (1) Business Day prepay the Canadian Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.
(f) Application of Payments.  Each prepayment required under the first sentence of Section 2.4(e) shall, so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the US Revolving Loans until paid in full, second, to cash collateralize the US Letters of Credit in an amount equal to 103.5% of the then outstanding US Letter of Credit Usage and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii)(A).  Each prepayment required under the second sentence of Section 2.4(e) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Canadian Revolving Loans until paid in full, second, to cash collateralize the Canadian Letters of Credit in an amount equal to 103.5% of the then outstanding Canadian Letter of Credit Usage and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii)(B).  No prepayment under this Section 2.4(f) shall result in a permanent reduction of the US Maximum Revolver Amount, the Canadian Maximum Revolver Amount or the Revolver Commitments.
2.5. Promise to Pay.  Borrowers agree to pay the Lender Group Expenses owing by such Borrowers on the earlier of (a) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred and Borrowers received written notice of such amounts or (b) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (b), but a demand shall not be deemed to be made for purposes of Section 8.1 until Borrowers have been notified of such demand or charge).  Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by such Borrowers in full on the Maturity Date or, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  Borrowers agree that their obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations.
2.6. Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.
(a) Interest Rates.  Except as provided in Section 2.6(c),
(i) all US Revolving Loans and all US Obligations (except for undrawn US Letters of Credit and all US Bank Product Obligations) that have been charged to the US Loan Account pursuant to the terms hereof shall bear interest as follows:
(1)	if the relevant US Obligation is a Non-Base Rate Loan, at a per annum rate equal to the US LIBOR Rate plus the Non-Base Rate Margin, and
(2)	otherwise, at a per annum rate equal to the US Base Rate plus the Base Rate Margin; and
(ii) all Canadian Revolving Loans and all Canadian Obligations (except for undrawn Canadian Letters of Credit and all Canadian Bank Product Obligations) that have been charged to the Canadian Loan Account pursuant to the terms hereof shall bear interest as follows:
(1)	if the relevant Canadian Obligation is a Non-Base Rate Loan denominated in Dollars, at a per annum rate equal to the US LIBOR Rate plus the Non-Base Rate Margin,
(2)	if the relevant Canadian Obligation is a Non-Base Rate Loan denominated in Canadian Dollars, at a per annum rate equal to the Canadian CDOR Rate plus the Non-Base Rate Margin, and
(3)
otherwise if the relevant Canadian Obligation is denominated in Canadian Dollars, at a per annum rate equal to the Canadian Base Rate plus the Base Rate Margin and, if the relevant Canadian Obligation is denominated in Dollars, at a per annum rate equal to the US Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee.  US Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders with a US Revolver Commitment), a Letter of Credit fee (the "US Letter of Credit Fee") (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.11A(j)) that shall accrue at a per annum rate equal to the Non-Base Rate Margin times the undrawn amount of all outstanding US Letters of Credit.  Canadian Borrower shall pay Agent (for the ratable benefit of the Revolving Lenders with a Canadian Revolver Commitment), a Letter of Credit fee (the "Canadian Letter of Credit Fee") (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.11B(j)) that shall accrue at a per annum rate equal to the Non-Base Rate Margin times the undrawn amount of all outstanding Canadian Letters of Credit.

(c) Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,
(i) all Revolving Loans and all Obligations (except for undrawn Letters of Credit and Bank Product Obligations) that have been charged to the applicable Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
(ii) the applicable Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d) Payment.  Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), (i) all interest, all Letter of Credit Fees, and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred and Borrowers have received written notice thereof or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y), but a demand shall not be deemed to be made for purposes of Section 8.1 until Borrowers have been notified of such demand or charge).  US Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the US Loan Account (A) on the first day of each month, all interest accrued during the prior month on the US Revolving Loans hereunder, (B) on the first day of each month, all US Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (D) as and when incurred or accrued all fees and costs payable by US Borrowers as provided in Sections 2.10(a) or (c), including all audit, appraisal, valuation, or other charges or fees payable by US Borrowers thereunder (subject to the limitations in this Agreement), (E) as and when due and payable, all other fees payable by US Borrowers hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, all fees, charges, commissions, and costs payable by US Borrowers and provided for in Section 2.11A(j), (G) as and when incurred or accrued, all other Lender Group Expenses payable by US Borrowers, and (H) as and when due and payable by US Borrowers all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of US Bank Products).  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable by US Borrowers hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the US Loan Account shall thereupon constitute US Revolving Loans hereunder, shall constitute US Obligations hereunder, and shall initially accrue interest at the rate then applicable to US Revolving Loans that are Base Rate Loans (unless and until converted into Non-Base Rate Loans in accordance with the terms of this Agreement).  Canadian Borrower hereby authorizes Agent, from time to time without prior notice to Borrowers, to charge to the Canadian Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Canadian Revolving Loans hereunder, (B) on the first day of each month, all Canadian Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued all fees and costs payable by Canadian Borrower as provided in Sections 2.10(a) and (c), including all audit, appraisal, valuation, or other charges or fees payable by Canadian Borrower thereunder (subject to the limitations in this Agreement), (D) as and when due and payable, all other fees payable by Canadian Borrower hereunder or under any of the other Loan Documents, (E) as and when incurred or accrued, all fees, charges, commissions, and costs payable by Canadian Borrower and provided for in Section 2.11B(j), (F) as and when incurred or accrued, all other Lender Group Expenses payable by Canadian Borrower, and (G) as and when due and payable by Canadian Borrower all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Canadian Bank Products).  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable by Canadian Borrower hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Canadian Loan Account in Dollars or Canadian Dollars, as applicable, shall thereupon constitute Canadian Revolving Loans hereunder, shall constitute Canadian Obligations hereunder in Dollars or Canadian Dollars, as applicable, and shall initially accrue interest at the Base Rate then applicable to such Canadian Revolving Loans (unless and until converted into Non-Base Rate Loans in accordance with the terms of this Agreement).
(e) Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided that Base Rate Loans, shall, in each case, be calculated on the basis of a 365 day year (or a 366 day year, in the case of a leap year).  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f) Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the applicable Obligations to the extent of such excess.

2.7. Crediting Payments.  The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds in the Applicable Currency made to Agent's Applicable Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Applicable Account on a Business Day on or before 1:30 p.m..  If any payment item is received into Agent's Applicable Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8. Designated Account.  Agent is authorized to make the Revolving Loans and each Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  US Borrowers agree to establish and maintain the US Designated Account with the US Designated Account Bank for the purpose of receiving the proceeds of the US Revolving Loans requested by US Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and US Borrowers, any US Revolving Loan requested by US Borrowers and made by Agent or the Lenders hereunder shall be made to the US Designated Account.  Canadian Borrower agrees to establish and maintain the Canadian Designated Account with the Canadian Designated Account Bank for the purpose of receiving the proceeds of the Canadian Revolving Loans requested by Canadian Borrower and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Canadian Borrower, any Canadian Revolving Loan requested by Canadian Borrower and made by Agent or the Lenders hereunder shall be made to the Canadian Designated Account.
2.9. Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of US Borrowers (the "US Loan Account") on which US Borrowers will be charged, all US Revolving Loans (including US Extraordinary Advances and US Swing Loans) made by Agent, US Swing Lender, or the Lenders to US Borrowers or for US Borrowers' account, the US Letters of Credit issued or arranged by US Issuing Lender for US Borrowers' account that are payment (and not contingent) Obligations, and with all other payment US Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto.  In accordance with Section 2.7, the US Loan Account will be credited with all payments received by Agent from US Borrowers or for US Borrowers' account.  Agent shall maintain an account on its books in the name of Canadian Borrower (the "Canadian Loan Account") on which Canadian Borrower will be charged, all Canadian Revolving Loans (including Canadian Extraordinary Advances and Canadian Swing Loans) made by Agent, Canadian Swing Lender or the Lenders to Canadian Borrower or for Canadian Borrower's account, the Canadian Letters of Credit issued or arranged by Canadian Issuing Lender for Canadian Borrower's account that are payment (and not contingent) Obligations, and with all other Canadian Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto.  In accordance with Section 2.7, the Canadian Loan Account will be credited with all payments received by Agent from Canadian Borrower or for Canadian Borrower's account.  Agent shall make available to Borrowers monthly statements regarding the Loan Accounts, including the principal amount of the Revolving

Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a detailed itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 60 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.  Agent shall also make available to Borrowers daily on-line access to the Loan Accounts and shall update the Loan Accounts on a daily basis.
2.10. Fees.
(a) Agent Fees.  US Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b) Unused Line Fee.  US Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full, an unused line fee (the "Unused Line Fee") in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the the sum of US Revolver Usage and Dollar Equivalent of the Canadian Revolver Usage during the immediately preceding month (or portion thereof).
(c) Field Examination and Other Fees.  Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the reasonable fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Loan Party, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Loan Parties' business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, (x) Borrowers shall not be obligated to reimburse Agent for more than 1 field examination during any calendar year, or more than 1 appraisal of the Collateral during any calendar year if, in either case, Average Excess Availability of Borrowers for the most recently completed month is greater than or equal to 15% of the Maximum Revolver Amount and (y) Borrowers shall not be obligated to reimburse Agent for more than 2 field examinations during any calendar year, or more than 2 appraisals of the Collateral during any calendar year if Average Excess Availability of Borrowers for the most recently completed month is less than 15% of the Maximum Revolver Amount.  The foregoing notwithstanding, the Canadian Loan Parties shall not be obligated to reimburse the Agent or any Lender for any fees, costs or charges attributable to any field exam, audit, appraisal or other examination of a US Loan Party.

2.11A. US Letters of Credit.
(a) Subject to the terms and conditions of this Agreement, upon the request of US Borrowers made in accordance herewith, US Issuing Lender agrees to issue, or to cause a US Underlying Issuer (including, as US Issuing Lender's agent) to issue, a requested US Letter of Credit for the account of US Borrowers.  If US Issuing Lender, at its option, elects to cause a US Underlying Issuer to issue a requested US Letter of Credit, then US Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such US Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such US Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such US Underlying Issuer with respect to such drawings under US Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "US Reimbursement Undertaking") with respect to US Letters of Credit issued by such US Underlying Issuer for the account of US Borrowers.  By submitting a request to US Issuing Lender for the issuance of a US Letter of Credit, US Borrowers shall be deemed to have requested that (i) US Issuing Lender issue or (ii) a US Underlying Issuer issue the requested US Letter of Credit (and, in such case, to have requested US Issuing Lender to issue a US Reimbursement Undertaking with respect to such requested US Letter of Credit).  US Borrowers acknowledge and agree that a US Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each US Underlying Letter of Credit.  Each request for the issuance of a US Letter of Credit, or the amendment, renewal, or extension of any outstanding US Letter of Credit, shall be made in writing by an Authorized Person and delivered to US Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to US Issuing Lender and (i) shall specify (A) the amount of such US Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such US Letter of Credit, (C) the proposed expiration date of such US Letter of Credit, (D) the name and address of the beneficiary of the US Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the US Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such US Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent, US Issuing Lender or US Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that US Issuing Lender or US Underlying Issuer generally requests for US Letters of Credit in similar circumstances.
(b) US Issuing Lender shall have no obligation to issue a US Letter of Credit or a US Reimbursement Undertaking in respect of a US Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(i) the US Letter of Credit Usage would exceed $15,000,000 less the Dollar Equivalent of the Canadian Letter of Credit Usage, or
(ii) the US Letter of Credit Usage would exceed the US Maximum Revolver Amount less the sum of the outstanding amount of US Revolving Loans (including US Swing Loans) and Dollar Equivalent of the Canadian Revolver Usage, or

(iii) the US Letter of Credit Usage would exceed the US Borrowing Base at such time less the sum of the outstanding principal balance of the US Revolving Loans (inclusive of US Swing Loans) at such time and the Dollar Equivalent of the Canadian US Availability Usage.
(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a US Letter of Credit, the US Issuing Lender shall not be required to issue or arrange for such US Letter of Credit to the extent (x) the Defaulting Lender's Letter of Credit Exposure with respect to such US Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (y) the US Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and US Borrowers to eliminate the US Issuing Lender's risk with respect to the participation in such US Letter of Credit of the Defaulting Lender, which arrangements may include US Borrowers cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, US Issuing Lender shall have no obligation to issue a US Letter of Credit or a US Reimbursement Undertaking in respect of a US Underlying Letter of Credit, if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain US Issuing Lender from issuing such US Letter of Credit or US Reimbursement Undertaking or Underlying Issuer from issuing such US Letter of Credit, or any law applicable to US Issuing Lender or US Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over US Issuing Lender or US Underlying Issuer shall prohibit or request that US Issuing Lender or US Underlying Issuer refrain from the issuance of letters of credit generally or such US Letter of Credit or US Reimbursement Undertaking (as applicable) in particular, or (II) the issuance of such US Letter of Credit would violate one or more policies of US Issuing Lender or US Underlying issuer applicable to letters of credit generally.
(d) Any US Issuing Lender (other than WFCF or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such US Issuing Lender issued any US Letter of Credit; provided that (y) until Agent advises any such US Issuing Lender that the provisions of Section 3.2 are not satisfied, or (z) the aggregate amount of the US Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such US Issuing Lender, such US Issuing Lender shall be required to so notify Agent in writing only once each week of the US Letters of Credit issued by such US Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such US Issuing Lender may agree.  Each US Letter of Credit shall be in form and substance reasonably acceptable to US Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars.  If US Issuing Lender makes a payment under a US Letter of Credit or a US Underlying Issuer makes a payment under a US Underlying Letter of Credit, US Borrowers shall pay to Agent an amount equal to the applicable US Letter of Credit Disbursement on the date such US Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the US Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to US Revolving Loans that are Base Rate Loans.  If a US Letter of Credit Disbursement is deemed to be a US Revolving Loan hereunder, US Borrowers' obligation to pay the amount of such US Letter of Credit Disbursement to US Issuing Lender shall be automatically converted into an obligation to pay the resulting US Revolving Loan.  Promptly following receipt by Agent of any payment from US Borrowers pursuant to this paragraph, Agent shall distribute such payment to US Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11A(e) to reimburse Issuing Lender, then to such Lenders and Issuing Lender as their interests may appear.

(e) Promptly following receipt of a notice of a US Letter of Credit Disbursement pursuant to Section 2.11A, each Revolving Lender agrees to fund its Pro Rata Share of any US Revolving Loan deemed made pursuant to Section 2.11A(d) on the same terms and conditions as if US Borrowers had requested the amount thereof as a US Revolving Loan and Agent shall promptly pay to US Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a US Letter of Credit or a US Reimbursement Undertaking (or an amendment, renewal, or extension of a US Letter of Credit or a US Reimbursement Undertaking) and without any further action on the part of US Issuing Lender or the Revolving Lenders, Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each US Letter of Credit issued by US Issuing Lender and each US Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such US Letter of Credit or US Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of US Issuing Lender, such Lender's Pro Rata Share of any US Letter of Credit Disbursement made by US Issuing Lender or a US Underlying Issuer under the applicable US Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of US Issuing Lender, such Lender's Pro Rata Share of each US Letter of Credit Disbursement made by US Issuing Lender or a US Underlying Issuer and not reimbursed by US Borrowers on the date due as provided in Section 2.11A(d), or of any reimbursement payment this is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to US Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of US Issuing Lender, an amount equal to its respective Pro Rata Share of each US Letter of Credit Disbursement pursuant to this Section 2.11A(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of a US Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of US Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f) US Borrowers hereby agree to indemnify, save, defend, and hold the Lender Group and each US Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable and documented attorneys' fees and expenses incurred by US Issuing Lender, any other member of the Lender Group, or any US Underlying Issuer arising out of or in connection with any US Reimbursement Undertaking or any US Letter of Credit; provided, that US Borrowers shall not be obligated hereunder to indemnify the Lender Group or any US Underlying Issuer for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of US Issuing Lender, any other member of the Lender Group, or any US Underlying Issuer.  US Borrowers agree to be bound by the US Underlying Issuer's regulations and interpretations of any US Letter of Credit or by US Issuing Lender's interpretations of any US Reimbursement Undertaking even though this interpretation may be different from US Borrowers' own.  US Borrowers understand that the US Reimbursement Undertakings may require US Issuing Lender to indemnify the US Underlying Issuer for certain costs or liabilities arising out of claims by US Borrowers against such US Underlying Issuer.  US Borrowers hereby agree to indemnify, save, defend, and hold US Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable and documented attorneys' fees and expenses), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of US Issuing Lender's indemnification of an US Underlying Issuer; provided, that US Borrowers shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of US Issuing Lender or any other member of the Lender Group.

(g) Each Lender and each US Borrower agree that, in paying any drawing under a US Letter of Credit, neither US Issuing Lender nor any US Underlying Issuer (as applicable) shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the US Letter of Credit or the US Underlying Letter of Credit (as applicable)) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of US Issuing Lender, any US Underlying Issuer, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of US Issuing Lender shall be liable to any Lender or any Loan Party for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any US Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any US Letter of Credit or Issuer Document.  US Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to their use of any US Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude US Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of US Issuing Lender, any US Underlying Issuer, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of US Issuing Lender or any US Underlying issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.11A(h) or for any action, neglect or omission under or in connection with any US Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any US Letter of Credit, the failure to issue or amend any US Letter of Credit, the honoring or dishonoring of any demand under any US Letter of Credit, or the following of US Borrowers' instructions or those contained in the US Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind US Borrowers.  In furtherance and not in limitation of the foregoing, US Issuing Lender and each US Underlying Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or US Issuing Lender and any US Underlying Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such US Letter of Credit and may disregard any requirement in a US Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and neither US Issuing Lender nor any US Underlying Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a US Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Neither US Issuing Lender nor any US Underlying Issuer shall be responsible for the wording of any US Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance US Issuing Lender or any US Underlying Issuer may provide to US Borrowers with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any US Letter of Credit, and US Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by US Issuing Lender or any US Underlying Issuer or any representation or warranty by US Issuing Lender or any US Underlying Issuer that any such wording or such US Letter of Credit will be effective.  Without limiting the foregoing, US Issuing Lender or any US Underlying Issuer may, as it deems appropriate, use in any US Letter of Credit any portion of the language prepared by US Borrowers and contained in the letter of credit application relative to drawings under such US Letter of Credit.  US Borrowers hereby acknowledge and agree that neither any US Underlying Issuer nor any member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any US Letter of Credit.

(h) The obligation of US Borrowers to reimburse US Issuing Lender for each drawing under each US Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such US Letter of Credit, this Agreement, or any other Loan Document,
(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such US Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), US Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such US Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,
(iii) any draft, demand, certificate or other document presented under such US Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such US Letter of Credit,
(iv) any payment by US Issuing Lender under such US Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such US Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by US Issuing Lender under such US Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such US Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, any Borrower or any of its Subsidiaries, or
(vi) the fact that any Default or Event of Default shall have occurred and be continuing.
(i) US Borrowers hereby authorize and direct any US Underlying Issuer to deliver to US Issuing Lender all instruments, documents, and other writings and property received by such US Underlying Issuer pursuant to such US Underlying Letter of Credit and to accept and rely upon US Issuing Lender's instructions with respect to all matters arising in connection with such US Underlying Letter of Credit and the related application.
(j) US Borrowers acknowledge and agree that any and all reasonable fees, charges, costs, or commissions in effect from time to time, of US Issuing Lender relating to US Letters of Credit or incurred by US Issuing Lender relating to US Underlying Letters of Credit, upon the issuance of any US Letter of Credit, upon the payment or negotiation of any drawing under any US Letter of Credit, or upon the occurrence of any other activity with respect to any US Letter of Credit (including the transfer, amendment, or cancellation of any US Letter of Credit), together with any and all reasonable fronting fees in effect from time to time related to US Letters of Credit, shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by US Borrowers to Agent for the account of US Issuing Lender; it being acknowledged and agreed by US Borrowers that, as of the Closing Date, US Issuing Lender is entitled to charge US Borrowers, at the time of each issuance and each renewal (but not amendment) of a US Underlying Letter of Credit, a fronting fee of 0.25% times the undrawn amount of such US Underlying Letter of Credit and that such fronting fee may be changed by US Issuing Lender from time to time without notice.
(k) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by US Issuing Lender, any other member of the Lender Group, or US Underlying Issuer with any direction, binding request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any US Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on US Issuing Lender, any other member of the Lender Group, or US Underlying Issuer any other condition regarding any US Letter of Credit or US Reimbursement Undertaking,
and the result of the foregoing is to increase, directly or indirectly, the cost to US Issuing Lender, any other member of the Lender Group, or an US Underlying Issuer of issuing, making, participating in, or maintaining any US Reimbursement Undertaking or US Letter of Credit or to reduce the amount receivable in respect thereof then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify US Borrowers, and US Borrowers shall pay within 30 days after written demand therefor, such amounts as Agent may specify to be necessary to compensate US Issuing Lender, any other member of the Lender Group, or a US Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Base Rate then applicable to US Revolving Loans; provided, that (A) US Borrowers shall not be required to provide any compensation pursuant to this Section 2.11A(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to US Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11A(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(l) Unless otherwise expressly agreed by US Issuing Lender and US Borrowers when a US Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each standby US Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial US Letter of Credit.
(m) In the event of a direct conflict between the provisions of this Section 2.11A and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11A shall control and govern.
(n) All US Letters of Credit shall be denominated in Dollars.
2.11B. Canadian Letters of Credit.
(a) Subject to the terms and conditions of this Agreement, upon the request of Canadian Borrower made in accordance herewith, Canadian Issuing Lender agrees to issue, or to cause a Canadian Underlying Issuer (including, as Canadian Issuing Lender's agent) to issue, a requested Canadian Letter of Credit for the account of Canadian Borrower.  If Canadian Issuing Lender, at its option, elects to cause a Canadian Underlying Issuer to issue a requested Canadian Letter of Credit, then Canadian Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Canadian Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Canadian Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Canadian Underlying Issuer with respect to such drawings under Canadian Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Canadian Reimbursement Undertaking") with respect to Canadian Letters of Credit issued by such Canadian Underlying Issuer for the account of Canadian Borrower.  By submitting a request to Canadian Issuing Lender for the issuance of a Canadian Letter of Credit, Canadian Borrower shall be deemed to have requested that (i) Canadian Issuing Lender issue or (ii) a Canadian Underlying Issuer issue the requested Canadian Letter of Credit (and, in such case, to have requested Canadian Issuing Lender to issue a Canadian Reimbursement Undertaking with respect to such requested Canadian Letter of Credit).  Canadian Borrower acknowledges and agrees that it is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Canadian Underlying Letter of Credit.  Each request for the issuance of a Canadian Letter of Credit, or the amendment, renewal, or extension of any outstanding Canadian Letter of Credit, shall be made in writing by an Authorized Person and delivered to Canadian Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to Canadian Issuing Lender and (i) shall specify (A) the amount of such Canadian Letter of Credit and whether to be issued in Dollars or Canadian Dollars, (B) the date of issuance, amendment, renewal, or extension of such Canadian Letter of Credit, (C) the proposed expiration date of such Canadian Letter of Credit, (D) the name and address of the beneficiary of the Canadian Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Canadian Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Canadian Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent, Canadian Issuing Lender or Canadian Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Canadian Issuing Lender or Canadian Underlying Issuer generally requests for Canadian Letters of Credit in similar circumstances.
(b) Canadian Issuing Lender shall have no obligation to issue a Canadian Letter of Credit or a Canadian Reimbursement Undertaking in respect of a Canadian Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(i) the Dollar Equivalent of the Canadian Letter of Credit Usage would exceed $15,000,000 less the US Letter of Credit Usage, or
(ii) the Dollar Equivalent of the Canadian Letter of Credit Usage would exceed the Canadian Maximum Revolver Amount less the outstanding amount of Canadian Revolving Loans (including Canadian Swing Loans), or
(iii) the Dollar Equivalent of the Canadian Letter of Credit Usage would exceed the Canadian Borrowing Base at such time less the outstanding principal balance of the Canadian Revolving Loans (inclusive of Canadian Swing Loans) at such time.
(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Canadian Letter of Credit, the Canadian Issuing Lender shall not be required to issue or arrange for such Canadian Letter of Credit to the extent (x) the Defaulting Lender's Letter of Credit Exposure with respect to such Canadian Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (y) the Canadian Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Canadian Borrower to eliminate the Canadian Issuing Lender's risk with respect to the participation in such Canadian Letter of Credit of the Defaulting Lender, which arrangements may include Canadian

Borrower cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, Canadian Issuing Lender shall have no obligation to issue a Canadian Letter of Credit or a Canadian Reimbursement Undertaking in respect of a Canadian Underlying Letter of Credit, if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Canadian Issuing Lender from issuing such Canadian Letter of Credit or Canadian Reimbursement Undertaking or Canadian Underlying Issuer from issuing such Canadian Letter of Credit, or any law applicable to Canadian Issuing Lender or Canadian Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Canadian Issuing Lender or Canadian Underlying Issuer shall prohibit or request that Canadian Issuing Lender or Canadian Underlying Issuer refrain from the issuance of letters of credit generally or such Canadian Letter of Credit or Canadian Reimbursement Undertaking (as applicable) in particular, or (II) the issuance of such Canadian Letter of Credit would violate one or more policies of Canadian Issuing Lender or Canadian Underlying issuer applicable to letters of credit generally.
(d) Any Canadian Issuing Lender (other than WF Canada or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Canadian Issuing Lender issued any Canadian Letter of Credit; provided that (y) until Agent advises any such Canadian Issuing Lender that the provisions of Section 3.2 are not satisfied, or (z) the aggregate amount of the Canadian Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Canadian Issuing Lender, such Canadian Issuing Lender shall be required to so notify Agent in writing only once each week of the Canadian Letters of Credit issued by such Canadian Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Canadian Issuing Lender may agree.  Each Canadian Letter of Credit shall be in form and substance reasonably acceptable to Canadian Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars or Canadian Dollars.  If Canadian Issuing Lender makes a payment under a Canadian Letter of Credit or a Canadian Underlying Issuer makes a payment under a Canadian Underlying Letter of Credit, Canadian Borrower shall pay to Agent an amount equal to the applicable Canadian Letter of Credit Disbursement on the date such Canadian Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Canadian Letter of Credit Disbursement immediately and automatically shall be deemed to be a Canadian Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Canadian Revolving Loans that are Base Rate Loans.  If a Canadian Letter of Credit Disbursement is deemed to be a Canadian Revolving Loan hereunder, Canadian Borrower's obligation to pay the amount of such Canadian Letter of Credit Disbursement to Canadian Issuing Lender shall be automatically converted into an obligation to pay the resulting Canadian Revolving Loan.  Promptly following receipt by Agent of any payment from Canadian Borrower pursuant to this paragraph, Agent shall distribute such payment to Canadian Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11B(e) to reimburse Canadian Issuing Lender, then to such Lenders and Canadian Issuing Lender as their interests may appear.

(e) Promptly following receipt of a notice of a Canadian Letter of Credit Disbursement pursuant to Section 2.11B, each Revolving Lender agrees to fund its Pro Rata Share of any Canadian Revolving Loan deemed made pursuant to Section 2.11B(d) on the same terms and conditions as if Canadian Borrower had requested the amount thereof as a Canadian Revolving Loan and Agent shall promptly pay to Canadian Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Canadian Letter of Credit or a Canadian Reimbursement Undertaking (or an amendment, renewal, or extension of a Canadian Letter of Credit or a Canadian Reimbursement Undertaking) and without any further action on the part of Canadian Issuing Lender or the Revolving Lenders, Canadian Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Canadian Letter of Credit issued by Canadian Issuing Lender and each Canadian Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Canadian Letter of Credit or Canadian Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of Canadian Issuing Lender, such Lender's Pro Rata Share of any Canadian Letter of Credit Disbursement made by Canadian Issuing Lender or a Canadian Underlying Issuer under the applicable Canadian Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Canadian Issuing Lender, such Lender's Pro Rata Share of each Canadian Letter of Credit Disbursement made by Canadian Issuing Lender or a Canadian Underlying Issuer and not reimbursed by Canadian Borrower on the date due as provided in Section 2.11B(d), or of any reimbursement payment this is required to be refunded (or that Agent or Canadian Issuing Lender elects, based upon the advice of counsel, to refund) to Canadian Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Canadian Issuing Lender, an amount equal to its respective Pro Rata Share of each Canadian Letter of Credit Disbursement pursuant to this Section 2.11B(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of a Canadian Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Canadian Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f) Canadian Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Canadian Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable and documented attorneys' fees and expenses incurred by Canadian Issuing Lender, any other member of the Lender Group, or any Canadian Underlying Issuer arising out of or in connection with any Canadian Reimbursement Undertaking or any Canadian Letter of Credit; provided, that Canadian Borrower shall not be obligated hereunder to indemnify the Lender Group or any Canadian Underlying Issuer for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Canadian Issuing Lender, any other member of the Lender Group, or any Canadian Underlying Issuer.  Canadian Borrower agrees to be bound by the Canadian Underlying Issuer's regulations and interpretations of any Canadian Letter of Credit or by Canadian Issuing Lender's interpretations of any Canadian Reimbursement Undertaking even though this interpretation may be different from Canadian Borrower's own.  Canadian Borrower understands that the Canadian Reimbursement Undertakings may require Canadian Issuing Lender to indemnify the Canadian Underlying Issuer for certain costs or liabilities arising out of claims by Canadian Borrower against such Canadian Underlying Issuer.  Canadian Borrower hereby agrees to indemnify, save, defend, and hold Canadian Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable and documented attorneys' fees and expenses), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of Canadian Issuing Lender's indemnification of a Canadian Underlying Issuer; provided, that Canadian Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Canadian Issuing Lender or any other member of the Lender Group.

(g) Each Lender and Canadian Borrower agree that, in paying any drawing under a Canadian Letter of Credit, neither Canadian Issuing Lender nor any Canadian Underlying Issuer (as applicable) shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Canadian Letter of Credit or the Canadian Underlying Letter of Credit (as applicable)) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of Canadian Issuing Lender, any Canadian Underlying Issuer, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Canadian Issuing Lender shall be liable to any Lender or any Loan Party for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Canadian Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Canadian Letter of Credit or Issuer Document.  Canadian Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to their use of any Canadian Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude Canadian Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of Canadian Issuing Lender, any Canadian Underlying Issuer, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Canadian Issuing Lender or any Canadian Underlying issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.11B(h) or for any action, neglect or omission under or in connection with any Canadian Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any Canadian Letter of Credit, the failure to issue or amend any Canadian Letter of Credit, the honoring or dishonoring of any demand under any Canadian Letter of Credit, or the following of Canadian Borrower's instructions or those contained in the Canadian Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind Canadian Borrower.  In furtherance and not in limitation of the foregoing, Canadian Issuing Lender and each Canadian Underlying Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or Canadian Issuing Lender and any Canadian Underlying Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Canadian Letter of Credit and may disregard any requirement in a Canadian Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and neither Canadian Issuing Lender nor any Canadian Underlying Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Canadian Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Neither Canadian Issuing Lender nor any Canadian Underlying Issuer shall be responsible for the wording of any Canadian Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance Canadian Issuing Lender or any Canadian Underlying Issuer may provide to Canadian Borrower with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any Canadian Letter of Credit, and Canadian Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by Canadian Issuing Lender or any Canadian Underlying Issuer or any representation or warranty by Canadian Issuing Lender or any Canadian Underlying Issuer that any such wording or such Canadian Letter of Credit will be effective.  Without limiting the foregoing, Canadian Issuing Lender or any Canadian Underlying Issuer may, as it deems appropriate, use in any Canadian Letter of Credit any portion of the language prepared by Canadian Borrower and contained in the letter of credit application relative to drawings under such Canadian Letter of Credit.  Canadian Borrower hereby acknowledges and agrees that neither any Canadian Underlying Issuer nor any member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Canadian Letter of Credit.
(h) The obligation of Canadian Borrower to reimburse Canadian Issuing Lender for each drawing under each Canadian Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Canadian Letter of Credit, this Agreement, or any other Loan Document,
(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Canadian Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Canadian Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Canadian Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,
(iii) any draft, demand, certificate or other document presented under such Canadian Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Canadian Letter of Credit,

(iv) any payment by Canadian Issuing Lender under such Canadian Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Canadian Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Canadian Issuing Lender under such Canadian Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Canadian Letter of Credit,
(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, any Borrower or any of its Subsidiaries, or
(vi) the fact that any Default or Event of Default shall have occurred and be continuing.
(i) Canadian Borrower hereby authorizes and directs any Canadian Underlying Issuer to deliver to Canadian Issuing Lender all instruments, documents, and other writings and property received by such Canadian Underlying Issuer pursuant to such Canadian Underlying Letter of Credit and to accept and rely upon Canadian Issuing Lender's instructions with respect to all matters arising in connection with such Canadian Underlying Letter of Credit and the related application.
(j) Canadian Borrower acknowledges and agrees that any and all reasonable fees, charges, costs, or commissions in effect from time to time, of Canadian Issuing Lender relating to Canadian Letters of Credit or incurred by Canadian Issuing Lender relating to Canadian Underlying Letters of Credit, upon the issuance of any Canadian Letter of Credit, upon the payment or negotiation of any drawing under any Canadian Letter of Credit, or upon the occurrence of any other activity with respect to any Canadian Letter of Credit (including the transfer, amendment, or cancellation of any Canadian Letter of Credit), together with any and all reasonable fronting fees in effect from time to time related to Canadian Letters of Credit, shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Canadian Borrower to Agent for the account of Canadian Issuing Lender; it being acknowledged and agreed by Canadian Borrower that, as of the Closing Date, Canadian Issuing Lender is entitled to charge Canadian Borrower, at the time of each issuance and each renewal (but not amendment) of a Canadian Underlying Letter of Credit, a fronting fee of 0.25% times the undrawn amount of such Canadian Underlying Letter of Credit and that such fronting fee may be changed by Canadian Issuing Lender from time to time without notice.
(k) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Canadian Issuing Lender, any other member of the Lender Group, or Canadian Underlying Issuer with any direction, binding request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Canadian Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii) there shall be imposed on Canadian Issuing Lender, any other member of the Lender Group, or Canadian Underlying Issuer any other condition regarding any Canadian Letter of Credit or Canadian Reimbursement Undertaking,
and the result of the foregoing is to increase, directly or indirectly, the cost to Canadian Issuing Lender, any other member of the Lender Group, or a Canadian Underlying Issuer of issuing, making, participating in, or maintaining any Canadian Reimbursement Undertaking or Canadian Letter of Credit or to reduce the amount receivable in respect thereof then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Canadian Borrower, and Canadian Borrower shall pay within 30 days after written demand therefor, such amounts as Agent may specify to be necessary to compensate Canadian Issuing Lender, any other member of the Lender Group, or an Canadian Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Base Rate then applicable to Canadian Revolving Loans; provided, that (A) Canadian Borrower shall not be required to provide any compensation pursuant to this Section 2.11B(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Canadian Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11B(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(l) Unless otherwise expressly agreed by Canadian Issuing Lender and Canadian Borrower when a Canadian Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each standby Canadian Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial Canadian Letter of Credit.
(m) In the event of a direct conflict between the provisions of this Section 2.11B and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11B shall control and govern.
2.12. All Canadian Letters of Credit shall be denominated in Dollars or Canadian Dollars.Non-Base Rate Option.
(a) Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "Non-Base Rate Option") to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a Non-Base Rate Loan, or upon continuation of a Non-Base Rate

Loan as a Non-Base Rate Loan) at a rate of interest based upon, with respect to Revolving Loans made in Dollars, the US LIBOR Rate and, with respect to Revolving Loans made in Canadian Dollars, the Canadian CDOR Rate.  Interest on Non-Base Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  With respect to US Revolving Loans, on the last day of each applicable Interest Period, unless US Borrowers properly have exercised the Non-Base Rate Option with respect thereto, the interest rate applicable to such Non-Base Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  With respect to Canadian Revolving Loans, on the last day of each applicable Interest Period, unless Canadian Borrower properly has exercised the Non-Base Rate Option with respect thereto, the interest rate applicable to such Non-Base Rate Loan automatically shall convert to the Base Rate then applicable to such Canadian Revolving Loans.  At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the Non-Base Rate.
(b) Non-Base Rate Election.
(i) Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, exercising Lenders' rights to terminate the right of Borrowers to exercise the Non-Base Rate Option during the continuance of such Event of Default, elect to exercise the Non-Base Rate Option by notifying Agent prior to 11:00 a.m. at least 3 Business Days prior to the commencement of the proposed Interest Period (the "Non-Base Rate Deadline").  The election of the Non-Base Rate Option by US Borrowers or Canadian Borrower, as applicable, for a permitted portion of its Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a Non-Base Rate Notice received by Agent before the Non-Base Rate Deadline, or by telephonic notice received by Agent before the Non-Base Rate Deadline (to be confirmed by delivery to Agent of a Non-Base Rate Notice received by Agent prior to 5:00 p.m. on the same day).  Promptly upon its receipt of each such Non-Base Rate Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii) Each Non-Base Rate Notice shall be irrevocable and binding on Borrowers.  In connection with each Non-Base Rate Loan, US Borrowers, if such Non-Base Rate Loan is a US Revolving Loan, or Canadian Borrower, if such Non-Base Rate Loan is a Canadian Revolving Loan, shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of such Non-Base Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of such Non-Base Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any Non-Base Rate Loan on the date specified in such Non-Base Rate Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses").  A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  US Borrowers, if such Non-Base Rate Loan is a US Revolving Loan, or Canadian Borrower, if such Non-Base Rate Loan is a Canadian Revolving Loan, shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 7 Non-Base Rate Loans in effect at any given time.  Borrowers only may exercise their Non-Base Rate Option for proposed Non-Base Rate Loans of at least $1,000,000 (or Cdn$1,000,000 in the case of Non-Base Rate Loans denominated in Canadian Dollars).
(c) Conversion.  Borrowers may convert Non-Base Rate Loans to Base Rate Loans at any time; provided, that in the event that Non-Base Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d) Special Provisions Applicable to Non-Base Rate.
(i) The applicable Non-Base Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits, Canadian Dollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Sections 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the applicable Non-Base Rate.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such Non-Base Rate and the method for determining the amount of such adjustment, or (B) repay or convert to Base Rate Loans the Non-Base Rate Loans of such Lender (on the last day of the current Interest Period applicable to such Non-Base Rate Loans) with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Non-Base Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the Non-Base Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any Non-Base Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such Non-Base Rate Loans, and interest upon the Non-Base Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect their Non-Base Rate Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e) No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar or Canadian Dollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the applicable Non-Base Rate.
2.13. Capital Requirements.
(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, binding request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided, further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining Non-Base Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain Non-Base Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain Non-Base Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's Commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement and such Affected Lender shall cease to be a "Lender" for purposes of this Agreement.
(c) Notwithstanding anything herein to the contrary, the issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 2.12 and 2.13 and the protection of Sections 2.12 and 2.13 shall be available to each Lender and each Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith.  Notwithstanding any other provision herein, no Lender or Issuing Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender or Issuing Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14. Accordion.
(a) At any time during the period from and after the Closing Date through but excluding the date that is the 3 year anniversary of the Closing Date, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the US Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the US Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Revolver Increase Amount.  Agent shall invite each Lender to increase its US Revolver Commitments (it being understood that no Lender shall be obligated to increase its US Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their US Revolver Commitments in connection with such proposed Increase, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with a proposed Increase.  Any Increase shall be in an amount of at least $5,000,000 and integral multiples of $5,000,000 in excess thereof.  Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the US Revolver Commitments exceed $25,000,000.
(b) Each of the following shall be conditions precedent to any Increase of the US Revolver Commitments and the Maximum Revolver Amount in connection therewith:
(i) Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an "Increase Joinder"), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,
(ii) each of the conditions precedent set forth in Section 3.2 are satisfied, and
(iii)  Borrowers shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased US Revolver Commitments with respect to the interest margins applicable to Revolving Loans to be made pursuant to the increased US Revolver Commitments (which interest margins may be with respect to Revolving Loans made pursuant to the increased US Revolver Commitments, higher than or equal to the interest margins applicable to Revolving Loans set forth in this Agreement immediately prior to the date of the increased US Revolver Commitments (the date of the effectiveness of the increased US Revolver Commitments and the Maximum Revolver Amount, the "Increase Date")) and shall have communicated the amount of such interest margins to Agent.  Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.14 (including any amendment necessary to effectuate the interest margins for the Revolving Loans to be made pursuant to the increased US Revolver Commitments).  Anything to the contrary contained herein notwithstanding, if the interest margin that is to be applicable to the Revolving Loans to be made pursuant to the increased US Revolver Commitments are higher than the interest margin applicable to the Revolving Loans immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the "Excess"), then the interest margin applicable to the Revolving Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.

(c) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased US Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.14.
(d) Each of the Lenders having a US Revolver Commitment prior to the Increase Date (the "Pre-Increase Revolver Lenders") shall assign to any Lender which is acquiring a new or additional US Revolver Commitment on the Increase Date (the "Post-Increase Revolver Lenders"), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased US Revolver Commitments.
(e) The Revolving Loans, US Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, US Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.  Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new US Revolver Commitments and Maximum Revolver Amount.
2.15. Currencies.  The US Revolving Loans and other US Obligations (unless such other US Obligations expressly provide otherwise) shall be made and repaid in Dollars.  The Canadian Revolving Loans and other Canadian Obligations (unless such other Canadian Obligations expressly provide otherwise) shall be made in Dollars or Canadian Dollars, as selected by Administrative Borrower as provided herein.  All such Canadian Obligations denominated in Dollars shall be repaid in Dollars and all such Canadian Obligations denominated in Canadian Dollars shall be repaid in Canadian Dollars.
2.16. Joint and Several Liability of US Borrowers.
(a) Each US Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each US Borrower and in consideration of the undertakings of the other US Borrowers to accept joint and several liability for the US Obligations.

(b) Each US Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the US Obligations (including any US Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the US Obligations shall be the joint and several obligations of each US Borrower without preferences or distinction among them.
(c) If and to the extent that any US Borrower shall fail to make any payment with respect to any of the US Obligations as and when due or to perform any of the US Obligations in accordance with the terms thereof, then in each such event the other US Borrowers will make such payment with respect to, or perform, such US Obligation until such time as all of the US Obligations are paid in full.
(d) The obligations of each US Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse obligations of each US Borrower enforceable against each US Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.16(d)) or any other circumstances whatsoever.
(e) Except as otherwise expressly provided in this Agreement, each US Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each US Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each US Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any US Borrower, in whole or in part, from any of its obligations under this Section 2.16, it being the intention of each US Borrower that, so long as any of the US Obligations hereunder remain unsatisfied, the obligations of each US Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each US Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each US Borrower represents and warrants to Agent and Lenders that such US Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each US Borrower further represents and warrants to Agent and Lenders that such US Borrower has read and understands the terms and conditions of the Loan Documents.  Each US Borrower hereby covenants that such US Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g) The provisions of this Section 2.16 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all US Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy.  The provisions of this Section 2.16 shall remain in effect until all of the US Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the US Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.
(h) Each US Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the US Obligations or any collateral security therefor until such time as all of the US Obligations have been paid in full in cash.  Any claim which any US Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the US Obligations arising hereunder or thereunder, to the prior payment in full in cash of the US Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such US Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.17. Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.
Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest payable by Canadian Borrower in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of any province of Canada and the federal laws of Canada:
(a) whenever interest payable by Canadian Borrower is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation;
(b) in no event shall the aggregate "interest" (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C‑46, as the same shall be amended, replaced or re-enacted from time to time the "Criminal Code Section") payable (whether by way of payment, collection or demand) by Canadian Borrower to Agent or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the "credit advanced" (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Agent, Lenders and Canadian Borrower with such "interest" deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section to result in a receipt by such Agent or Lender of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amounts or rates of interest required to be paid to that Agent or Lender; and then, by reducing any fees, charges, expenses and other amounts required to be paid to the affected Agent or Lender which would constitute "interest".  Notwithstanding the foregoing, and after giving effect to all such adjustments, if any Agent or Lender shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then the affected Canadian Borrower shall be entitled, by notice in writing to the affected Agent or Lender, to obtain reimbursement from that Agent or Lender in an amount equal to such excess.  For the purposes of this Agreement and each other Loan Document to which Canadian Borrower is a party, the effective annual rate of interest payable by Canadian Borrower shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Institute of Actuaries appointed by Agent for the account of Canadian Borrower will be conclusive for the purpose of such determination in the absence of evidence to the contrary; and

(c) all calculations of interest payable by Canadian Borrower under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.  The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.
3.	CONDITIONS; TERM OF AGREEMENT.
3.1. Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).
3.2. Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a) the representations and warranties of each Loan Party contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3. Maturity.  This Agreement shall continue in full force and effect for a term ending on the Maturity Date.
3.4. Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.

3.5. Early Termination by Borrowers.  Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.  The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
3.6. Conditions Subsequent.  The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).
4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1. Due Organization and Qualification; Subsidiaries.
(a) Each Loan Party (i) is duly organized and existing and in good standing (or, if such jurisdiction does not provide for good standing status, the equivalent status provided for in such jurisdiction) under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state, province or territory where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement and which Schedule shall be deemed updated to reflect such transactions by the Borrowers' public filings with the SEC) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement and which Schedule shall be deemed updated to reflect such transactions by the Borrowers' public filings with the SEC), is a complete and accurate list of the Borrowers' direct Subsidiaries, showing the number and the percentage of the outstanding shares of each such class owned directly by Borrowers.  Each Subsidiary of each Loan Party as of the Closing Date is listed on Schedule 4.1(c).  All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d) Except as set forth on Schedule 4.1(d) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement and which Schedule shall be deemed updated to reflect such transactions by the Borrowers' public filings with the SEC), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's or any other Loan Party Subsidiary's Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.
4.2. Due Authorization; No Conflict.
(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, provincial, foreign or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3. Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect or that failure to obtain could not reasonably be expected to result in a Material Adverse Effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4. Binding Obligations; Perfected Liens.
(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
(b) Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations, (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(f)(iv) of the Security Agreement, and subject only to the filing of financing statements, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens.
4.5. Title to Assets; No Encumbrances.  Each of the Loan Parties has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.
4.6. Litigation.  Except as set forth on Schedule 4.6, there are no actions, suits, or proceedings pending or, to the actual knowledge of any Borrower, threatened in writing against a Loan Party or any Loan Party Subsidiary that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
4.7. Compliance with Laws.  No Loan Party nor any other Loan Party Subsidiary (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8. No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2011, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and the other Loan Party Subsidiaries.
4.9. Solvency.
(a) The Loan Parties on a consolidated basis are Solvent.
(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10. Employee Benefits.  Except as set forth on Schedule 4.10 (as such Schedule may be updated from time to time, without the consent of any Lender or Agent, to include retirement and severance plans that are required by a Governmental Authority outside of the United States so long as such updated Schedule is delivered together with written notice thereof to Agent), no Loan Party, other Loan Party Subsidiary, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan or Canadian Benefit Plan.
4.11. Environmental Condition.  Except as set forth on Schedule 4.11, (a) to each Borrower's knowledge, no Loan Party's nor any other Loan Party Subsidiary's properties or assets has ever been used by a Loan Party or other Loan Party Subsidiary, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law except to the extent any such violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) to each Borrower's knowledge, no Loan Party's nor any other Loan Party Subsidiary's properties or assets has ever been designated or identified by a Governmental Authority pursuant to RCRA or any analogous statute as a Hazardous Materials disposal site that requires Remedial Action during the term of this Agreement that could reasonably be expected to result in a Material Adverse Effect, (c) no Loan Party nor any other Loan Party Subsidiary has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or any other Loan Party Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or that would not constitute a Permitted Lien, and (d) no Loan Party nor any other Loan Party Subsidiary nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12. Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished by or on behalf of a Loan Party or a Loan Party Subsidiary in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) hereafter furnished by or on behalf of a Loan Party or a Loan Party Subsidiary in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on April 30, 2012 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers' good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers' good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13. Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act").  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14. Indebtedness.  Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each other Loan Party Subsidiary outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15. Payment of Taxes.  Except as otherwise permitted under Section 5.5, all state, federal and other material tax returns and reports of each Loan Party and each other Loan Party Subsidiary required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and a Loan Party Subsidiary and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Each Loan Party and each Loan Party Subsidiary have made adequate provision in accordance with GAAP for all taxes not yet due and payable.  No Borrower knows of any proposed tax assessment against a Loan Party or any Loan Party Subsidiary that is not being actively contested by such Loan Party or such Loan Party Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16. Margin Stock.  No Loan Party nor any Loan Party Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17. Governmental Regulation.  No Loan Party nor any Loan Party Subsidiary is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any Loan Party Subsidiary is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.
4.18. OFAC.  No Loan Party nor any Loan Party Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any Loan Party Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.19. Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that could reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  No US Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar law of any state or other jurisdiction, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of each US Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20. [Intentionally Omitted].
4.21. Leases.  Each Loan Party enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party exists under any of them.
4.22. Eligible Accounts.  As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers' business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of US Eligible Accounts or Canadian Eligible Accounts, as applicable.
4.23. Eligible Inventory.  As to each item of Inventory that is identified by Borrowers as US Eligible Finished Goods Inventory, Canadian Eligible Finished Goods Inventory, Canadian Eligible Raw Materials Inventory or US Eligible Raw Materials Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of US Eligible Inventory or Canadian Eligible Inventory, as applicable.
4.24. Location of Inventory.  Except as set forth on Schedule 4.24, the Inventory of Loan Parties is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.14).
4.25. Inventory Records.  Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

4.26. Other Documents.  Borrowers have delivered to Agent a complete and correct copy of the Term Loan Documents, including all schedules and exhibits thereto.  The execution, delivery and performance of each of the Term Loan Documents has been duly authorized by all necessary action on the part of Borrowers.
4.27. Canadian Pension Plans.  No action has been taken (including the enactment of any corporate resolution) by a Loan Party or any Loan Party Subsidiary to terminate or wind up (in whole or in part) any Canadian Pension Plan which has a "defined benefit provision" as such term is defined in the Income Tax Act (Canada) nor has any such Canadian Pension Plan been terminated or wound-up prior to the date hereof.
5.	AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations::
5.1. Financial Statements, Reports, Certificates.  Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Administrative Borrower, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries' sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall not make material modifications thereto without notice to, and without the consent of, Agent.
5.2. Reporting.  Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3. Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, each Borrower will, and will cause each Loan Party to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4. Maintenance of Properties.  Each Borrower will, and will cause each Loan Party to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5. Taxes.  Each Borrower will, and will cause each Loan Party Subsidiary to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.
5.6. Insurance.  Each Borrower will, and will cause each Loan Party Subsidiary to, at Borrowers' expense, maintain insurance respecting each of each Borrower's and each Loan Party Subsidiary's' assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies which are not Affiliates of Borrowers, unless the policies are issued by Tall Pines in which case said policies shall be reinsured by financially sound and reputable reinsurance companies which are not Affiliates of Borrowers, and in all cases in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located.  All property insurance policies covering the Collateral are to name Agent for the benefit of Agent and the Lenders, as lender loss payee as their interests may appear, in case of loss, pursuant to a loss payable endorsement reasonably satisfactory in form and substance to Agent (Agent confirms that the endorsement provided to Agent on or prior to the Closing Date is satisfactory to Agent).  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (with respect to property insurance but only in respect of Collateral) and additional insured endorsements (with respect to general liability insurance) in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Loan Party fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers' expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of any loss exceeding $5,000,000 covered by their or the Loan Party Subsidiaries' casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
5.7. Inspection.
(a) Each Loan Party will permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours.

(b) Each Loan Party will permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers.
5.8. Compliance with Laws.  Each Borrower will, and will cause each Loan Party Subsidiary to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9. Environmental.  Each Borrower will, and will cause each Loan Party Subsidiary to,
(a) Keep any property either owned or operated by any Borrower or any Loan Party Subsidiary free of any Environmental Liens with respect to liability in excess of $10,000,000 or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens with respect to liability in excess of $10,000,000,
(b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect,
(c) Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or any Loan Party Subsidiary and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law except as such release or non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and
(d) Promptly, but in any event within 10 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien with respect to liability in excess of $10,000,000 has been filed against any of the real or personal property of any Borrower or any Loan Party Subsidiary, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Borrower or any Loan Party Subsidiary except to the extent such Environmental Action could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority except to the extent such violation, citation or order could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.10. Disclosure Updates.  Each Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Formation of Subsidiaries.  Each Borrower will, at the time that any Loan Party forms any direct or indirect Loan Party Subsidiary that is a Material Subsidiary or acquires any direct or indirect Loan Party Subsidiary that is a Material Subsidiary after the Closing Date or any Loan Party Subsidiary becomes a Material Subsidiary, within 30 days of such formation or acquisition or of such Subsidiary becoming a Material Subsidiary (or such later date as permitted by Agent in its sole discretion) (a) cause such new Material Subsidiary to provide to Agent a guaranty of the Obligations, together with such security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the Deposit Accounts, Accounts, Inventory and related assets of such newly formed or acquired Material Subsidiary); provided, that such guaranty and security documents with respect to US Obligations shall not be required to be provided to Agent with respect to any Canadian Subsidiary or any Subsidiary of any Borrower that is a CFC, and (b) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its reasonable opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.
5.12. Further Assurances.  Each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, security agreements, pledges, assignments, opinions of counsel, and all other documents (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the Deposit Accounts, Accounts, Inventory and related assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not require any CFC to grant a security interest to secure the US Obligations.  To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents pursuant to the terms of this Agreement within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the Deposit Accounts, Accounts, Inventory and related assets of each Loan Party (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs); provided, that, the Canadian Borrower shall not guaranty the US Obligations or grant a Lien in any of its assets to secure the US Obligations.

5.13. Lender Meetings.  Borrowers will, within 90 days after the close of each fiscal year of Administrative Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrowers and their Subsidiaries and the projections presented for the current fiscal year of Administrative Borrower.
5.14. Location of Inventory.  Each Borrower will, and will cause each other Loan Party to, keep its Inventory only at the locations identified on Schedule 4.24 and their chief executive offices only at the locations identified on Schedule 4.24(b); provided, that Borrowers may amend Schedule 4.24 or Schedule 4.24(b) so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States (in the case of a US Loan Party) and Canada or the continental United States (in the case of Canadian Borrower).
5.15. Compliance with ERISA and the IRC.  In addition to and without limiting the generality of Section 5.8, (a) comply with the applicable provisions of ERISA, the IRC and the regulations thereunder with respect to all Employee Benefit Plans except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan (other than claims for benefits, contributions or premiums payable in the ordinary course), except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the IRC, other than any prohibited transaction that could not reasonably be expected to result in a Material Adverse Effect, and (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under Section 4980B of the IRC and (e) within five (5) Business Days of the occurrence of any event that could reasonably likely lead to a Termination Event, furnish to Agent written notice that such event has occurred and, within five (5) Business Days following receipt of a written request from Agent, provide such additional information about such event and the applicable Employee Benefit Plan as may be reasonably requested by Agent.
5.16. Canadian Benefit Plans.  For each existing, or hereafter adopted, Canadian Benefit Plan, each Loan Party shall in a timely fashion comply with and perform all of its obligations under and in respect of such Canadian Benefit Plan and all applicable laws (including any fiduciary, funding, investment and administration obligations), except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.  All payments, contributions or premiums required to be remitted or paid by Loan Parties in respect of each Canadian Benefit Plan shall be paid or remitted by each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

6.	NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1. Indebtedness.  Each Borrower will not, and will not permit any Loan Party Subsidiary to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.  Canadian Borrower will not create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness in excess of the amount permitted under that certain letter loan agreement dated December 2, 2011 between Bank of Montreal and Canadian Borrower, as amended or modified from time to time.
6.2. Liens.  Each Borrower will not, and will not permit any Loan Party Subsidiary to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3. Restrictions on Fundamental Changes.  Each Borrower will not, and will not permit any Loan Party Subsidiary to,
(a) Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, amalgamation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger or amalgamation between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger or amalgamation to which it is a party, (ii) any merger or amalgamation between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger or amalgamation between Subsidiaries of any Borrower that are not Loan Parties,
(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving, or
(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.
6.4. Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Borrower will not, and will not permit any Loan Party Subsidiary to, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into a binding (without a contingency for Required Lenders consent) agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5. Nature of Business.  Each Borrower will not, and will not permit any Loan Party Subsidiary to, make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Borrower and any Loan Party Subsidiary from engaging in any business that is reasonably related or ancillary to their business.
6.6. Prepayments and Amendments.  Each Borrower will not, and will not permit any Loan Party Subsidiary to,
(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i) optionally prepay, optionally redeem, optionally defease, optionally purchase, or otherwise optionally acquire any Indebtedness of any Borrower or any Loan Party Subsidiary, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) prepayments of other Indebtedness so long as (x) either (1) Excess Availability is equal to or greater than 17.5% of the Maximum Revolver Amount after giving effect to such prepayment or (2) Excess Availability is equal to or greater than 12.5% of the Maximum Revolver Amount but less than 17.5% of the Maximum Revolver Amount after giving effect to such prepayment and Borrowers' Fixed Charge Coverage Ratio computed on a pro forma basis after giving effect to such prepayment for the twelve month period ending on the last day of the most recent month for which financial statements are available is equal to or greater than 1.10:1.00, and (y) immediately before and after giving effect to such prepayment, no Default or Event of Default shall have occurred and be continuing,
(ii) make any mandatory prepayment of Term Loan Debt (other than pursuant to Section 2.4(b)(ii) of the Term Loan Credit Agreement or otherwise in respect of the sale, transfer or other disposition of Term Loan Priority Collateral (as defined in the Intercreditor Agreement) or from proceeds of the sale, disposition or issuance of Equity Interests), except to the extent (x) either (1) Excess Availability is equal to or greater than 17.5% of the Maximum Revolver Amount after giving effect to such prepayment or (2) Excess Availability is equal to or greater than 12.5% of the Maximum Revolver Amount but less than 17.5% of the Maximum Revolver Amount after giving effect to such prepayment and Borrowers' Fixed Charge Coverage Ratio computed on a pro forma basis after giving effect to such prepayment for the twelve month period ending on the last day of the most recent month for which financial statements are available is equal to or greater than 1.10:1.00, and (y) immediately before and after giving effect to such prepayment, no Default or Event of Default shall have occurred and be continuing, or
(iii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i) (A) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness permitted under clause (b) of the definition of Permitted Indebtedness that could reasonably be expected to be materially adverse to the interests of Lenders, or (B) Indebtedness that has been contractually subordinated in right of payment to the Obligations if such amendment, modification or change is not permitted at such time under the subordination terms and conditions,
(ii) the Term Loan Debt in a manner that (A) increases the "Applicable Margin" or similar component of the cash pay portion of any interest rate by more than 3.00 percentage points per annum (excluding increases resulting from the accrual of interest at the default rate) or add any new recurring fees, (B) directly prohibits or restricts the payment of principal of, interest on, or other amounts payable with respect to the Obligations to a greater extent than the same is prohibited or restricted by the Term Loan Credit Agreement as in effect on the date hereof, (C) shortens the final scheduled maturity date of the Term Loan Debt or any Refinancing Indebtedness in respect thereof, (D) shortens the amortization of any portion of the Term Loan Debt, or (E) changes the mandatory prepayment provisions of the Term Loan Credit Agreement or adds any mandatory prepayments thereto other than any such change or additional mandatory prepayment that (x) is made in connection with Refinancing Indebtedness of the Term Loan Debt and (y) reflects "market prepayment provisions" at the time such Refinancing Indebtedness is entered into, and then only so long as (A) such change does not alter the rights of the Loan Parties in respect of the Collateral and (B) a conforming change is made to the Loan Documents upon the request of the Agent, or
(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.7. Restricted Payments.  Worldwide will not make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Event of Default shall have occurred and be continuing and no Default or Event of Default would result therefrom,
(a) Worldwide may make Restricted Payments to present or former employees, officers, or directors of Worldwide (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Worldwide held by such Persons, provided, that the aggregate amount of such redemptions made by Worldwide during the term of this Agreement plus the amount of Indebtedness outstanding under clause (k) of the definition of Permitted Indebtedness, does not exceed $5,000,000 in the aggregate in any fiscal year,
(b) Worldwide may make Restricted Payments to present or former employees, officers, or directors of Worldwide (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Worldwide on account of repurchases of the Equity Interests of Worldwide held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Worldwide, and

(c) Worldwide may make Restricted Payments so long as (x) either (1) Excess Availability is equal to or greater than 17.5% of the Maximum Revolver Amount after giving effect to such distribution or (2)  Excess Availability is equal to or greater than 12.5% of the Maximum Revolver Amount but less than 17.5% of the Maximum Revolver Amount after giving effect to such distribution and the Fixed Charge Coverage Ratio computed on a pro forma basis after giving effect to such distribution for the twelve month period ending on the last day of the most recent month for which financial statements are available is equal to or greater than 1.10:1.00, and (y) immediately before and after giving effect to such distribution, no Default or Event of Default shall have occurred and be continuing.
6.8. Accounting Methods.  Each Borrower will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9. Investments.  Each Borrower will not, and will not permit any Loan Party Subsidiary to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10. Transactions with Affiliates.  Each Borrower will not, and will not permit any Loan Party Subsidiary to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Borrower or any Loan Party Subsidiary except for:
(a) transactions between such Borrower or such Loan Party Subsidiary, on the one hand, and any Affiliate of such Borrower or such Loan Party Subsidiary, on the other hand, so long as such transactions are no less favorable, taken as a whole, to such Borrower or such Loan Party Subsidiary, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,
(b) payment of customary fees and reasonable out of pocket costs to and indemnities for the benefit of directors (or comparable managers), officers and employees  of such Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower,
(c) payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of such Borrower in the ordinary course of business and consistent with industry practice,
(d) transactions among Borrowers and their Affiliates that are consistent with past practices of such Borrower or such Affiliates and pursuant to the reasonable requirements of such Borrower's or such Affiliate's business and in accordance with the terms of the agreements  (as in effect on the date hereof) listed on Schedule 6.10 hereof; provided, that, with respect to Inventory purchases made by Borrowers from Affiliates (other than another Borrower), Borrowers shall not shorten, and shall not agree with their Affiliates to shorten, the payment terms from the terms for inventory purchases set forth in Schedule 6.10(a) annexed hereto or otherwise consistent with past practices (including prepayment for inventory and other costs consistent with such Borrower's past practices), and

(e) transactions permitted by Section 6.1, 6.3 6.6(a), 6.7 or Section 6.9.
6.11. Use of Proceeds.  Each Borrower will not, and will not permit any Loan Party Subsidiary to, use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted general corporate purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).
6.12. Canadian Pension Plans.  No Loan Party or Loan Party Subsidiary shall take any action to terminate or windup a Canadian Pension Plan that has a "defined benefit provision" as such term is defined in the Income Tax Act (Canada) without prior written consent by the Agent for and on behalf of the Required Lenders , which consent shall not be unreasonably withheld or delayed provided that such termination or wind-up would not give rise to a Material Adverse Effect.
7.	FINANCIAL COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will:
(a) Fixed Charge Coverage Ratio.  At all times during a Covenant Testing Period (including the first and last day thereof), have a Fixed Charge Coverage Ratio, measured for the 12 month period ending on the last day of each fiscal month during the Covenant Testing Period (including the first and last day thereof) of at least 1.0 to 1.0.
8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1. Payments.  If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit;

8.2. Covenants.  If any Loan Party:
(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers' affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, or 5.15 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 7 of the US Guaranty and Security Agreement, or (iv) Section 7 of the Canadian Guaranty and Security Agreement; provided, that, to the extent such failure of any of the foregoing covenants relates solely to a Subsidiary that is not a Loan Party, such failure shall constitute an Event of Default upon the continuance of such failure for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;
(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or
(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;
8.3. Judgments.  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any Loan Party Subsidiary, or with respect to any of their respective assets, and either (a) there is a period of 60 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4. Voluntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced by a Loan Party, any Loan Party Subsidiary;
8.5. Involuntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced against a Loan Party or any Loan Party Subsidiary and any of the following events occur: (a) such Loan Party or such Loan Party Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or such Loan Party Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6. Default Under Other Agreements.  If there is (a) an "Event of Default" (as defined in the Term Loan Credit Agreement), (b)  a default in one or more agreements to which a Loan Party or any Loan Party Subsidiary is a party with one or more third Persons relative to a Loan Party's or any Loan Party Subsidiary's Indebtedness involving an aggregate amount of $10,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or such Loan Party Subsidiary's obligations thereunder;
8.7. Representations, etc.  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8. Guaranty.  If any material obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9. Security Documents.  If Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens, first priority Lien on any material portion of the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;
8.10. Loan Documents.  The validity or enforceability of any material provision of any Loan Document shall at any time for any reason  (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny in writing that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any material provision of any Loan Document; or
8.11. Change of Control.  A Change of Control shall occur, whether directly or indirectly.
8.12. ERISA.  The occurrence of any of the following events with respect to any Loan Party or any of its ERISA Affiliates: (i) any Loan Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 or 430 of the IRC or any other applicable law, any Loan Party or any ERISA Affiliate is required to pay as contributions to such Pension Plan or Canadian Pension Plan, and such failure could reasonably be expected to result in liability in excess of $10,000,000, (ii) an accumulated funding deficiency or funding shortfall in excess of $10,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan or Canadian Pension Plan, individually or in the aggregate, (iii) a Termination Event which could reasonably be expected to result in liability in excess of $10,000,000, either individually or in the aggregate, or (iv) any Loan Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and incurs a withdrawal liability requiring payments in an amount exceeding $10,000,000.

9.	RIGHTS AND REMEDIES.
9.1. Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) below by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a) (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and US Borrowers shall be obligated to repay all of such Obligations in full and Canadian Borrower shall be obligated to repay all Canadian Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, (ii) terminate any Letter of Credit that may be terminated in accordance with its terms, and (iii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit (provided that Canadian Borrower shall have not obligation to provide Letter of Credit Collateralization in respect of US Letter of Credit Obligations);
(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Lender to issue Letters of Credit; and
(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agrees that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers' or Loan Party Subsidiaries' obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2. Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.	WAIVERS; INDEMNIFICATION.
10.1. Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.
10.2. The Lender Group's Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code or the PPSA, as applicable, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3. Indemnification.  Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including reasonable attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers' and their Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities").  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.  Notwithstanding any of the foregoing to the contrary, Canadian Borrower's indemnity shall be limited to matters relating to the Canadian Obligations and Canadian Borrower and shall not extend to US Obligations.
11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to  any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:
If to Borrowers:	KRONOS WORLDWIDE, INC. 5430 LBJ Freeway, Suite 1706 Dallas, Texas 75240-2697 Attn: John A. St. Wrba, Treasurer Fax No. 972-448-1445

with copies to:	KRONOS WORLDWIDE, INC. 5430 LBJ Freeway, Suite 1706 Dallas, Texas 75240-2697 Attn: Robert D. Graham, General Counsel Fax No. 972-448-1445

with further copies to:	LOCKE LORD LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Attn: Vicky Gunning Fax No. 214-756-8638

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC 150 South Wacker Drive Suite 2200 Chicago, Illinois 60606 Attn: Laura Wheeland Fax No. (312) 332-0424 E-mail: laura.wheeland@wellsfargo.com

with copies to:	GOLDBERG KOHN, LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Keith G. Radner, Esq. Fax No. (312) 863-7445

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM").  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK AND THE STATE OF ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING LENDER, OR THE UNDERLYING ISSUER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1. Assignments and Participations.
(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A) Borrowers; provided, that no consent of Borrowers shall be required (1)  if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 5 Business Days after having received notice thereof; and
(B) Agent, Swing Lender, and Issuing Lender.
(ii) Assignments shall be subject to the following additional conditions:
(A) no assignment may be made to a natural person,
(B) no assignment may be made to a Loan Party, or an Affiliate of a Loan Party,
(C) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000);

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee.
(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $3,500; and
(G) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire").
(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d) Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Borrower and its Subsidiaries and their respective businesses.
(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of the Revolver Commitments (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan").  Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register").  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2. Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.
14.	AMENDMENTS; WAIVERS.
14.1. Amendments and Waivers.
(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),
(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the Borrowing Base in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v) amend, modify, or eliminate Section 3.1 or 3.2,
(vi) amend, modify, or eliminate Section 15.11,
(vii) other than as permitted by Section 15.11, release Agent's Lien in and to any of the Collateral,
(viii) amend, modify, or eliminate the definitions of "Required Lenders" or "Pro Rata Share",
(ix) contractually subordinate any of Agent's Liens,
(x) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, or
(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii).
(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),
(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,
(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of US Borrowing Base, Canadian Borrowing Base or any of the defined terms (including the definitions of US Eligible Accounts, Canadian Eligible Accounts, US Eligible Finished Goods Inventory, Canadian Eligible Finished Goods Inventory, US Eligible Raw Material Inventory, Canadian Eligible Raw Material Inventory US Eligible Inventory and Canadian Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c),

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender or Underlying Issuer under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,
(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,
(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.
14.1.2. Replacement of Certain Lenders.
(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit).  If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.1.3. No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement.  Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.	AGENT; THE LENDER GROUP.
15.1. Appointment and Authorization of Agent.
(a) Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of

Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
(b)   Without prejudice to Section 15.1(a) above, each member of the Lender Group hereby appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to appoint) WFCF as the person holding the power of attorney (fondé pouvoir) of the Lender Group and each Bank Product Provider as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec ("Deed of Hypothec") to be executed by any of the Borrowers or Guarantors granting a hypothec pursuant to the laws of the Province of Québec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed.  All of the Lender Group and Bank Product Providers hereby additionally appoint Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group and Bank Product Providers (a) to hold and to be the sole registered holder of any bond ("Bond") issued under the Deed of Hypothec, the whole notwithstanding any other applicable law, and (b) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement ("Pledge") to be executed by such Borrower or Guarantor pursuant to the laws of the Province of Québec and creating a pledge of the Bond as security for the payment and performance of, inter alia, the Canadian Obligations.  In this respect, (i) Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group and Bank Product Providers, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the members of the Lender Group and Bank Product Providers for and on behalf of whom the Bond is so held from time to time, and (ii) each of the members of the Lender Group and Bank Product Providers will be entitled to the benefits of any Collateral charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such Collateral. WFCF, in such aforesaid capacities shall (A) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to WFCF, as fondé de pouvoir, with respect to the Collateral charged under the Deed of Hypothec and to Agent with respect to the Collateral changed under the Pledge, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Group and Bank Product Providers, the Borrowers or

the Guarantors.  The execution prior to the date hereof by WFCF, as fondé de pouvoir, or Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the laws of the Province of Québec (Canada) is hereby ratified and confirmed.  The constitution of WFCF as the Person holding the power of attorney (fondé de pouvoir), and of Agent, as agent, mandatary, custodian and depositary with respect to any bond that may be issued and pledged from time to time to Agent for the benefit of the Lender Group and Bank Product Providers, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any of the Lender Group's rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Acceptance Agreement or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent hereunder.
15.2. Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3. Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or its Subsidiaries.

15.4. Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5. Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default."  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6. Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7. Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8. Agent in Individual Capacity.  WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms "Lender" and "Lenders" include WFCF in its individual capacity.

15.9. Successor Agent.  Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent's resignation is effective, it is acting as Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10. Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.
(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code and any similar laws in any other jurisdiction to which a Loan Party is subject, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9‑610 or 9‑620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Borrowers or their Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
15.12. Restrictions on Actions by Lenders; Sharing of Payments.
(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or its Subsidiaries or any deposit accounts of any Borrower or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13. Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or the applicable provisions of the PPSA or the STA can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.
15.14. Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:
(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Borrower or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Borrowers and their Subsidiaries and will rely significantly upon Borrowers' and their Subsidiaries' books and records, as well as on representations of Borrowers' personnel,
(d) agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f) In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by such Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17. Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
16.	WITHHOLDING TAXES.
16.1. Payments.  All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1.  If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein; provided, that Borrowers shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.  Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document other than Excluded Taxes.  The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified

Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses incurred in connection therewith or in connection with the enforcement of this indemnification, as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee).  The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement and the repayment of the Loans.  Notwithstanding any of the foregoing to the contrary, Canadian Borrower's indemnity shall be limited to matters relating to the Canadian Obligations and Canadian Borrower and shall not extend to US Obligations.
16.2. Exemptions.
(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable.  Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3. Reductions.
(a) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4. Refunds.  If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17.	GENERAL PROVISIONS.
17.1. Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2. Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3. Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4. Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5. Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6. Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7. Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations; Certain Waivers.  If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of each Borrower and each Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
17.9. Confidentiality.
(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of the Agent (provided, the Administrative Borrower reviews and consents to such tombstone, advertisement or marketing materials).
(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the "Platform") and certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender").  The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term).  Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).
17.10. Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instru-ments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstand-ing or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11. Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.12. Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.13. Worldwide as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Worldwide as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14. Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
17.15. Anti-Money Laundering Legislation.
(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, "AML Legislation"), Agent and Lenders may be required to obtain, verify and record information regarding each Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby.  Administrative Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)  If Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Agent:
(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and
(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
(c) Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.
17.16. Quebec Interpretation.  For all purposes of any assets, liabilities or entities located in the Province of Quebec and for all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) "personal property" shall include "movable property", (b) "real property" shall include "immovable property", (c) "tangible property" shall include "corporeal property", (d) "intangible property" shall include "incorporeal property", (e) "security interest", "mortgage" and "lien" shall include a "hypothec", "prior claim" and a "resolutory clause", (f) all references to filing, registering or recording under the Code or PPSA shall include publication under the Civil Code of Quebec, (g) all references to "perfection" of or "perfected" liens or security interest shall include a reference to an "opposable" or "set up" lien or security interest as against third parties, (h) any "right of offset", "right of setoff" or similar expression shall include a "right of compensation", (i) "goods" shall include corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, (j) an "agent" shall include a "mandatary", (k) "construction liens" shall include "legal hypothecs", (l) "joint and several" shall include solidary, (m) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault", (n) "beneficial ownership" shall include "ownership on behalf of another as mandatary", (o) "easement" shall include "servitude", (p) "priority" shall include "prior claim", (q) "survey" shall include "certificate of location and plan", and (r) "fee simple title" shall include "absolute ownership".
17.17. English Language Only.  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated hereby be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only.  Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

US BORROWERS:	KRONOS WORLDWIDE, INC., a Delaware corporation By:/w/ John A. St. Wrba Name: John A. St. Wrba Title: Vice President and Treasurer

KRONOS LOUISIANA, INC., a Delaware corporation By:/w/ John A. St. Wrba Name: John A. St. Wrba Title: Vice President and Treasurer

KRONOS (US), INC., a Delaware corporation By:/w/ John A. St. Wrba Name: John A. St. Wrba Title: Vice President and Treasurer

CANADIAN BORROWER	KRONOS CANADA, INC., a Canadian corporation By:/w/ John A. St. Wrba Name: John A. St. Wrba Title: Vice President and Treasurer

AGENT AND LENDERS
WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent, as Lead Arranger, and as Book Runner and as a Lender

 By: /s/ Brian Kennedy
Name: Brian Kennedy
Its Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

 By:/s/ Domenic Cosentino
Name: Dennis Cosentino
Its Authorized Signatory

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
"Account" means an account (as that term is defined in the Code).
"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.
"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
"Acquired Indebtedness" means Indebtedness of a Person whose assets or Equity Interests are acquired by a Borrower or any Loan Party Subsidiary in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a vendor hypothec or a Capital Lease with respect to Equipment or mortgage or hypothec financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, and (d) no Loan Party (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness.
"Acquisition" means (a) the purchase or other acquisition by a Borrower or a Loan Party Subsidiary of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.
"Acquisition Documents" means the Acquisition Agreement and all other documents related thereto and executed in connection therewith.
"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.
"Administrative Borrower" has the meaning specified therefor in Section 17.13.
"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a).
"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
Schedule 1.1 - Page 1

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
"Agent" has the meaning specified therefor in the preamble to the Agreement.
"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
"Agent's Applicable Account" means the Agent's US Account and/or the Agent's Canadian Account, as the context requires.
"Agent's Canadian Account" means the Deposit Account identified on Schedule A-1 as Agent's Canadian Account (or such other Deposit Account that has been designated as such, in writing, by Agent to Administrative Borrower and the Lenders).
"Agent's US Account" means the Deposit Account identified on Schedule A-1 as Agent's US Account (or such other Deposit Account that has been designated as such, in writing, by Agent to Administrative Borrower and the Lenders).
"Agent's Liens" means the Liens granted by each Loan Party to Agent under the Loan Documents and securing the Obligations or any part thereof.
"Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.
"Applicable Currency" means Dollars; provided, that with respect to Canadian Revolving Loans and other Obligations denominated in Canadian Dollars, Applicable Currency means Canadian Dollars.
"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or Non-Base Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed calendar quarter; provided, that for the period from the Closing Date through and including June 30, 2012, the Applicable Margin shall be set at the margin in the row styled "Level II"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level III":
Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to Non-Base Rate Loans (the "Non-Base Rate Margin")
I	> 66 2/3% of the Maximum Revolver Amount	0.50 percentage points	1.50 percentage points
II	< 66 2/3% of the Maximum Revolver Amount and > 33 1/3% of the Maximum Revolver Amount	0.75 percentage points	1.75 percentage points
III	< 33 1/3% of the Maximum Revolver Amount	1.00 percentage points	2.00 percentage points

Schedule 1.1 - Page 2

The Applicable Margin shall be re-determined as of the first day of each calendar quarter of Borrowers.
"Applicable Unused Line Fee Percentage" means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed calendar quarter; provided, that for the period from the Closing Date through and including June 30, 2012, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled "Level II"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled "Level II":
Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50% of the Maximum Revolver Amount	0.25 percentage points
II	< 50% of the Maximum Revolver Amount	0.375 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each calendar quarter by Agent.
"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
Schedule 1.1 - Page 3

"Authorized Person" means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent.
"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).
"Available Revolver Increase Amount" means, as of any date of determination, an amount equal to the result of (a) $25,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of the Agreement.
"Average Excess Availability" means, with respect to any period, the sum of (a) the aggregate amount of US Availability and (b) the Dollar Equivalent of the Canadian Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
"Average Revolver Usage" means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
"Bank Product Collateralization" means, with respect to the US Bank Product Obligations or the Canadian Bank Product Obligations, as applicable, providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) in the Applicable Currency to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent in its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
"Bank Product Obligations" means the US Bank Product Obligations and/or the Canadian Bank Product Obligations, as the context requires.
"Bank Product Provider" means Wells Fargo or any of its Affiliates (including WFCF), including each of the foregoing in its capacity, if applicable, as a Hedge Provider, that enters into a Canadian Bank Product Agreement, US Bank Product Agreement or a Hedge Agreement.
"Bank Product Provider Agreement" means an agreement between such Bank Product Provider and Agent in form and substance satisfactory to Agent.
"Bank Product Reserves" means the US Bank Product Reserves and/or the Canadian Bank Product Reserves, as the context requires.
"Bankruptcy Code" means (i) title 11 of the United States Code, (ii) the Bankruptcy and Insolvency Act (Canada), (iii) the Companies Creditors Arrangement  Act (Canada), (iv) the Winding-Up and Restructuring Act (Canada), and (v) any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.
Schedule 1.1 - Page 4

"Base Rate" means the US Base Rate; provided, that with respect to Canadian Obligations denominated in Canadian Dollars, Base Rate means, the Canadian Base Rate.
"Base Rate Loan" means each portion of the Revolving Loans that bears interest at a rate determined by reference to the applicable Base Rate.
"Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.
"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.
"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Borrowing" means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.
"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.
"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois, except that, (a) if a determination of a Business Day shall relate to a Non-Base Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market and (b) if a determination of a Business Day shall relate to a Canadian Revolving Loan or Canadian Letter of Credit (including a request therefor), the term "Business Day" also shall exclude any day on which banks are authorized or required to close in Toronto, Ontario, Canada.
"Canadian Availability" means, as of any date of determination, the Dollar Equivalent amount that Canadian Borrower is entitled to borrow as Canadian Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Canadian Revolver Usage).
"Canadian Bank Product" means any one or more of the following financial products or accommodations extended to a Canadian Loan Party by a Bank Product Provider:  (a) credit cards (including commercial credit cards (including so-called "procurement cards" or "P-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
Schedule 1.1 - Page 5

"Canadian Bank Product Agreements" means those agreements entered into from time to time by a Canadian Loan Party with a Bank Product Provider in connection with the obtaining of any of the Canadian Bank Products.
"Canadian Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Canadian Loan Parties to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by a Bank Product Provider to Canadian Loan Parties.
"Canadian Bank Product Reserves" means, as of any date of determination, those reserves that Agent deems in its Permitted Discretion necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of Canadian Loan Parties in respect of Canadian Bank Product Obligations) in respect of Canadian Bank Products then provided or outstanding.
"Canadian Base Rate" means, on any day, an annual rate of interest equal to the greatest of (i) the annual rate of interest announced by the Canadian Reference Bank and in effect as its "prime rate" on such day for determining interest rates on Canadian Dollar denominated commercial loans made by the Canadian Reference Bank, and (ii) the annual rate of interest equal to the sum of (A) the one month Canadian CDOR Rate in effect on such day, plus (B) 1.00%.
"Canadian Benefit Plan" means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which Canadian Borrower has any liability with respect to any employee or former employee, and includes any Canadian Pension Plans.
"Canadian Borrowing" means a borrowing consisting of Canadian Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Canadian Swing Lender in the case of a Canadian Swing Loan, or by Agent in the case of an Canadian Extraordinary Advance.
"Canadian Borrowing Base" means, as of any date of determination, the result of:
(a) 85% of the amount of Canadian Eligible Accounts, less the amount, if any, of the Canadian Dilution Reserve, plus
Schedule 1.1 - Page 6

(b) the lesser of (A) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Canadian Borrower's historical accounting practices) of Canadian Eligible Finished Goods Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Canadian Borrower's historical accounting practices) of Canadian Eligible Finished Goods Inventory (such determination may be made as to different categories of Canadian Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus
(c) the lesser of (A) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Canadian Borrower's historical accounting practices) of Canadian Eligible Raw Materials Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Canadian Borrower's historical accounting practices) of Canadian Eligible Raw Materials Inventory (such determination may be made as to different categories of Canadian Eligible Raw Materials Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus
(d) Excess US Availability, minus
(e) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.
"Canadian CDOR Rate" means for any particular day the rate of interest equal to the average rate applicable to Canadian Dollar bankers' acceptances having a duration comparable to the Interest Period and the amount of the Canadian CDOR Rate Loan requested appearing on the "Reuters Screen CDOR Page" (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m. (Toronto time), on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the Canadian CDOR Rate on such day shall be calculated as the average of the rates for such comparable duration and amount applicable to Canadian Dollar bankers' acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m. (Toronto time) on such day or, if such day is not a Business Day, then on the immediately preceding Business Day for the amount of the Canadian CDOR Rate Loan requested by the Canadian Borrower or otherwise outstanding in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.
"Canadian CDOR Rate Loan" means each portion of a Canadian Revolving Loan that bears interest at a rate determined by reference to the applicable Canadian CDOR Rate.
"Canadian Designated Account" means the Canadian Deposit Account of Canadian Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Canadian Borrower located at Canadian Designated Account Bank that has been designated as such, in writing, by Canadian Borrower to Agent).
Schedule 1.1 - Page 7

"Canadian Designated Account Bank" has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within Canada that has been designated as such, in writing, by Canadian Borrower to Agent).
"Canadian Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the amount of (a) bad debt write-downs, discounts (other than customary early payment discounts), advertising allowances, credits, or other dilutive items with respect to Canadian Borrower's Accounts during such period, by (b) Canadian Borrower's billings with respect to Accounts during such period.
"Canadian Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Canadian Eligible Accounts by 1 percentage point for each percentage point by which Canadian Dilution is in excess of 5%.
"Canadian Dollar Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Canadian Dollars with Dollars.
"Canadian Dollars" or "Cdn$" means the lawful currency of Canada, as in effect from time to time.
"Canadian Eligible Accounts" means those Accounts created by Canadian Borrower in the ordinary course of its business, that arise out of Canadian Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Canadian Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date.  In determining the amount to be included, Canadian Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates.  Canadian Eligible Accounts shall not include the following:
(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 60 days (or 75 days in the case of Behr, Milgrade Manufacturing and Valspar),
(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c) Accounts with respect to which the Account Debtor is an Affiliate of Canadian Borrower or an employee or agent of Canadian Borrower or any Affiliate of Canadian Borrower,
Schedule 1.1 - Page 8

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e) Accounts that are not payable in Dollars or Canadian Dollars,
(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in Canada or the United States, or (ii) is not organized under the laws of Canada or any province thereof or under the laws of the United States or any state or territory thereof, or (iii) is the government of any country or sovereign state other than Canada or the United States, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
(g) Accounts with respect to which the Account Debtor is either (i) Canada or any department, agency, or instrumentality of Canada (exclusive, however, of Accounts with respect to which Canadian Borrower have complied, to the reasonable satisfaction of Agent, with the any assignment of claims statute, including the Financial Administration Act (Canada)), or (ii) any province of Canada having legislation of similar purpose and effect restricting the assignment thereof with respect to such obligation (unless Canadian Borrower has complied with all applicable laws relating to taking security in such Accounts),
(h) Accounts with respect to which the Account Debtor is a creditor of Canadian Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,
(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts (or, if the Account Debtor is Behr, 40% of all Eligible Accounts), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Canadian Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Canadian Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Canadian Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful because of uncertainty about the creditworthiness of the Account Debtor or because Agent in its Permitted Discretion otherwise considers the collateral value to be impaired,
Schedule 1.1 - Page 9

(l) Accounts that are not subject to a valid and perfected first priority Agent's Lien,
(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the Canadian Borrower of the subject contract for goods or services, or
(p) Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
"Canadian Eligible Finished Goods Inventory" shall mean Inventory that qualifies as Canadian Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of Canadian Borrower's business.
"Canadian Eligible Inventory" means Inventory of Canadian Borrower, that complies with each of the representations and warranties respecting Canadian Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Canadian Borrower's historical accounting practices.  An item of Inventory shall not be included in Canadian Eligible Inventory if:
(a) Canadian Borrower does not have good, valid, and marketable title thereto,
(b) Canadian Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Canadian Borrower),
(c) it is not located at one of the locations in Canada set forth on Schedule E-1 to the Agreement (or in-transit from one such location to another such location),
(d) it is in-transit to or from a location of Canadian Borrower (other than in-transit from one location set forth on Schedule E-1 to the Agreement to another location set forth on Schedule E-1 to the Agreement),
Schedule 1.1 - Page 10

(e) it is located on real property leased by Canadian Borrower or in a contract warehouse, in each case, unless either (x) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (y) Agent has established a Landlord Reserve with respect to such location and, in either case, unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,
(f) it is the subject of a bill of lading or other document of title,
(g) it is not subject to a valid and perfected first priority Agent's Lien,
(h) it consists of goods returned or rejected by Canadian Borrower's customers,
(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Canadian Borrower's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment,
(j) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or
(k) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
"Canadian Eligible Raw Material Inventory" shall mean Inventory that qualifies as Canadian Eligible Inventory and consists of goods that are first quality raw materials.
"Canadian Extraordinary Advances" has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.
"Canadian Guarantor" means each Subsidiary of a Borrower organized under the laws of Canada that is or becomes a guarantor of all or any part of the Canadian Obligations.
"Canadian Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Canadian Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
"Canadian Issuing Lender" means WF Canada or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become a Canadian Issuing Lender for the purpose of issuing or causing the issuance of Canadian Letters of Credit or Canadian Reimbursement Undertakings pursuant to Section 2.11B of the Agreement and Canadian Issuing Lender shall be a Lender.
Schedule 1.1 - Page 11

"Canadian Letter of Credit" means a letter of credit (as that term is defined in the Code) issued for the account of Canadian Borrower pursuant to the terms of this Agreement by Canadian Issuing Lender or Canadian Underlying Issuer.
"Canadian Letter of Credit Disbursement" means a payment made by Canadian Issuing Lender pursuant to a Canadian Letter of Credit or a Canadian Reimbursement Undertaking or by Canadian Underlying Issuer.
"Canadian Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Canadian Letter of Credit Usage on such date.
"Canadian Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.
"Canadian Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Canadian Letters of Credit.
"Canadian Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"Canadian Loan Party" means Canadian Borrower or any Canadian Guarantor.
"Canadian Maximum Revolver Amount" means the lesser of (x) $25,000,000 decreased by the amount of reductions in the Canadian Revolver Commitments made in accordance with Section 2.4(c) of the Agreement and (y) the US Maximum Revolver Amount less US Revolver Usage at such time.
"Canadian Obligations" means (a) all loans (including the Canadian Revolving Loans (inclusive of Canadian Extraordinary Advances and Canadian Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Canadian Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Canadian Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of any Canadian Loan Party, fees (including the fees provided for in the Fee Letter) of any Canadian Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any Canadian Loan Party, guaranties of any Canadian Loan Party, and all covenants and duties of any other kind and description owing by any Canadian Loan Party, in each of the foregoing cases, arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Canadian Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Canadian Borrower or any other Canadian Loan Party to Canadian Issuing Lender now or hereafter arising from or in respect of a Canadian Letters of Credit, and (c) all Canadian Bank Product Obligations.  Without limiting the generality of the foregoing, the Canadian Obligations under the Loan Documents include the obligation to pay (i) the principal of the Canadian Revolving Loans, (ii) interest accrued on the Canadian Revolving Loans, (iii) the amount necessary to reimburse Canadian Issuing Lender for amounts paid or payable pursuant to Canadian Letters of Credit, (iv) Letter of Credit commissions, charges, expenses, and fees, in each case in respect of Canadian Letters of Credit (v) Lender Group Expenses of any Canadian Loan Party, (vi) fees payable by any Canadian Loan Party under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Canadian Loan Party under any Loan Document.  Any reference in the Agreement or in the Loan Documents to the Canadian Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
Schedule 1.1 - Page 12

"Canadian Overadvance" means, as of any date of determination, that the Canadian Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11B.
"Canadian Pension Plans" means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by Canadian Borrower for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.
"Canadian Priority Payables Reserves" means, without duplication, reserves (determined from time to time by Agent in its Permitted Discretion) for:  (a) the amount past due and owing by any Canadian Loan Party, or the accrued amount for which such Canadian Loan Party has an obligation to remit, to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) goods and services taxes, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld; (ii) workers' compensation or employment insurance; (iii) vacation or holiday pay; and (iv) other like charges and demands to the extent that any Governmental Authority or other Person may claim a lien, security interest, hypothec, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents; and (b) the aggregate amount of any other liabilities of any Canadian Loan Party (i) in respect of which a trust or deemed trust has been or may be imposed on any Collateral to provide for payment, or (ii) in respect of unpaid or unremitted pension plan contributions, including amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Pension Plan, or (iii) which are secured by a lien, security interest, pledge, charge, right or claim on any Collateral, or (iv) in respect of directors and officers, debtor-in-possession financing, administrative charges, critical supplier charges or shareholder charges; in all cases, pursuant to any applicable law, rule or regulation only to the extent such lien, trust, security interest, hypothec, pledge, charge, right or claim ranks or, in the Permitted Discretion of Agent, is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents (such as liens, trusts, security interests, hypothecs, pledges, charges, rights or claims in favor of employees, landlords, warehousemen, customs brokers, carriers, mechanics, materialmen, labourers, or suppliers, or liens, trusts, security interests, hypothecs, pledges, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under applicable law but only to the extent a Collateral Access Agreement has not been received by Agent); in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.
Schedule 1.1 - Page 13

"Canadian Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
"Canadian Reference Bank" means Royal Bank of Canada or such other bank named in Schedule 1 of the Bank Act (Canada) that is designated by the Agent from time to time as the Canadian Reference Bank for the purposes of this Agreement.
"Canadian Reimbursement Undertaking" has the meaning specified therefor in Section 2.11B(a) of the Agreement.
"Canadian Revolver Commitment" means, with respect to each Revolving Lender, its Canadian Revolver Commitment, and, with respect to all Revolving Lenders, their Canadian Revolver Commitments, in each case as set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Canadian Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Canadian Revolving Loans (inclusive of Canadian Swing Loans and Canadian Protective Advances), plus (b) the amount of the Canadian Letter of Credit Usage.
"Canadian Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Canadian Revolver Commitments, the amount of such Lender's Canadian Revolver Commitment, and (b) after the termination of the Canadian Revolver Commitments, the aggregate outstanding principal amount of the Canadian Revolving Loans of such Lender.
"Canadian Revolving Loans" has the meaning specified therefor in Section 2.1(a) of the Agreement.
"Canadian Security Agreement" means a Security Agreement dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Canadian Loan Party to Agent and shall include the Deed of Hypthec, Bond and Pledge referred to in Section 15.1(b) of the Agreement.
"Canadian Security Documents" means the Canadian Security Agreement, the Quebec Hypothec and any other Loan Document that creates a Lien on the Collateral and executed and delivered by a Canadian Loan Party to the Agent.
"Canadian Subsidiary" means each Subsidiary of a Borrower organized under the laws of Canada or a province thereof.
Schedule 1.1 - Page 14

"Canadian Swing Lender" means WF Canada or any other Lender that, at the request of Canadian Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the Canadian Swing Lender under Section 2.3(b) of the Agreement.
"Canadian Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.
"Canadian Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Canadian Swing Loans on such date.
"Canadian Underlying Issuer" means The Toronto-Dominion Bank or one of its Affiliates.
"Canadian Underlying Letter of Credit" means a Letter of Credit that has been issued by a Canadian Underlying Issuer.
"Canadian US Availability Usage" means, as of any date of determination, the Dollar Equivalent of the amount by which the Canadian Revolver Usage exceeds the Canadian Borrowing Base (without giving effect to clause (d) of the definition thereof).
"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(b) of the Term Loan Credit Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Borrower or any of its Affiliates).
"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
"Cash Equivalents" means (a) Domestic Cash Equivalents; and (b) Foreign Cash Equivalents.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
Schedule 1.1 - Page 15

"CFC" means a controlled foreign corporation (as that term is defined in the IRC).
"Change of Control" means that:
(a) (i) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Worldwide (or other securities convertible into such Equity Interests) representing more than 50% of the combined voting power of all Equity Interests of Worldwide entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Worldwide or (ii) the replacement of a majority of the Board of Directors of Worldwide over a two-year period from the directors who constituted the Board of Directors of Worldwide at the beginning of such period, and such replacement shall not have been (A) approved by a vote of at least a majority of the Board of Directors of Worldwide then still in office who either were memberes of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (B) approved by the Permitted Holders so long as the Permitted Holders then beneficially own a majority of the Equity Interests of Worldwide;
(b) Worldwide fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party; or
(c) the occurrence of any "Change in Control" as defined in Term Debt Documents.
"Closing Date" means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.
"Code" means the Illinois Uniform Commercial Code, as in effect from time to time.
"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Borrower's or its Subsidiaries' books and records, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
"Commitment" means, with respect to each Lender, its US Revolver Commitment or its Canadian Revolver Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, as the context requires, in each case as such Dollar amounts or Canadian Dollar amounts, as applicable, are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
Schedule 1.1 - Page 16

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Administrative Borrower to Agent.
"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.
"Consolidated Net Income" means, for any period, the net income (or loss) of the Borrowers and the Loan Party Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrowers and the Loan Party Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrowers or any Loan Party Subsidiary has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrowers or any Loan Party Subsidiary by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrowers or any of their Subsidiaries or is merged into or consolidated with the Borrowers or any of their Subsidiaries or that Person's assets are acquired by the Borrowers or any of their Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Loan Party Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Loan Party Subsidiary to the Borrowers or any Loan Party Subsidiary of such net income is restricted by contract, operation of law or otherwise; provided, however, that if such Loan Party Subsidiary is able despite such restriction to distribute income or transfer cash to the referent Person by way of an intercompany loan or otherwise, then such income or cash, to the extent of such ability, shall not be excluded pursuant to this clause (c), and (d) non-cash gains or losses attributable solely to fluctuations in currency values and related income tax effects, in either case related to intercompany notes and accounts payable existing prior to or as of the Closing Date and payable to Borrower or any of its Subsidiaries.
"Consolidated Total Indebtedness" means, as of any date of determination with respect to Worldwide and the Loan Party Subsidiaries on a consolidated basis without duplication, the sum of all Indebtedness of Worldwide and the Loan Party Subsidiaries that is set forth under clauses (a), (c), (f), (g) and (h) (with respect to (h) only to the extent the guaranty obligations are Indebtedness under clauses (a), (c), (f) and (g)) of the definition of "Indebtedness".
"Consolidated Total Leverage Ratio" means, as of any date of determination, the ratio of (a) an amount equal to (i) the Consolidated Total Indebtedness on such date minus (ii) the unrestricted cash and Cash Equivalents of Worldwide and the Loan Party Subsidiaries on a consolidated basis on such date in an aggregate principal amount not to exceed $100,000,000 to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
Schedule 1.1 - Page 17

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
"Covenant Testing Period" means a period (a) commencing on the last day of the fiscal month of Parent most recently ended on or prior to an Excess Availability Trigger Date and for which Agent has received financial statements required to be delivered pursuant to Schedule 5.1 and (b) ending on the first day after such Excess Availability Trigger Date that no Default or Event of Default shall have occurred and be continuing and Excess Availability has equaled or exceeded the Minimum Excess Availability Amount for 60 consecutive days.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
"Defaulting Lender Rate" means (a) with respect to US Obligations, (i) for the first 3 days from and after the date the relevant payment is due, the US Base Rate, and (ii) thereafter, the interest rate then applicable to US Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto), and (b) with respect to Canadian Obligations, (i) for the first 3 days from and after the date the relevant payment is due, the Canadian CDOR Rate (if such Canadian Obligations are denominated in Canadian Dollars) or the US Base Rate (if such Canadian Obligations are denominated in Dollars), and (ii) thereafter, the interest rate then applicable to Canadian Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
Schedule 1.1 - Page 18

"Deposit Account" means any deposit account (as that term is defined in the Code).
"Disqualified Equity Interests" shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by Agent) for the purchase of Dollars with such currency.
"Dollars" or "$" means United States dollars.
"Domestic Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
Schedule 1.1 - Page 19

"EBITDA" means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrowers and the Loan Party Subsidiaries in accordance with GAAP:  (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:  (i) income and franchise taxes paid during such period, (ii) Interest Expense for such period, and (iii) amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses during such period (excluding extraordinary losses from discontinued operations) and (v) Transaction Costs less (c)  any extraordinary gains during such period.
"Eligible Accounts" means the US Eligible Accounts and/or the Canadian Eligible Accounts, as the context requires.
"Eligible Inventory" means the US Eligible Inventory and/or the Canadian Eligible Inventory, as the context requires.
"Eligible Transferee" means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (d) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the Securities Act or under applicable Canadian securities legislation) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (f) during the continuation of an Event of Default, any other Person approved by Agent.
"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (a) that is maintained for employees of any Loan Party or any ERISA Affiliate, (b) that has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate, (c) to which any Loan Party or any ERISA Affiliate makes contributions or is required to make contributions, (d) to which any Loan Party or any ERISA Affiliate has made or has been required to make contributions at any time within the preceding six (6) years or (e) to which any Loan Party to any ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.
Schedule 1.1 - Page 20

"Environmental Action" means any written complaint, summons, citation, directive, order, litigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Loan Party Subsidiary, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Loan Party Subsidiary, or any of their predecessors in interest.
"Environmental Law" means any applicable federal (including the federal government of Canada), state, provincial, territorial, municipal or local statute, law, rule having the force and effect of law, regulation, ordinance, code, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any Loan Party Subsidiary, relating to the environment, Hazardous Materials affecting employee health, or Hazardous Materials, in each case as amended from time to time.  Without limitation, Environmental Law includes the Resource Conservation and Recovery Act ("RCRA"), the Canadian Environmental Protection Act (Canada), the Fisheries Act (Canada), the Transportation of Dangerous Goods Act (Canada) and the Ontario Water Resources Act (Ontario).
"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.
"Equipment" means equipment (as that term is defined in the Code).
"Equity Interest" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any US Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any US Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any US Loan Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any US Loan Party and whose employees are aggregated with the employees of such US Loan Party under IRC Section 414(o).
Schedule 1.1 - Page 21

"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.
"Excess" has the meaning specified therefor in Section 2.14 of the Agreement.
"Excess Availability" means, as of any date of determination, the amount equal to the sum of US Availability and the Dollar Equivalent of the Canadian Availability.
"Excess Availability Trigger Date" means any date Borrowers fail to maintain the Minimum Excess Availability Amount.
"Excess US Availability" means, as of any date of determination, the amount by which the US Borrowing Base exceeds US Revolver Usage.
"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.
"Excluded Taxes" means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes or franchise taxes imposed in lieu of a tax on net income or profits), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender's or such Participant's principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes that would not have been imposed but for a Lender's or a Participant's failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority; and (iv) any United States federal withholding taxes imposed under FATCA.
Schedule 1.1 - Page 22

"Extraordinary Advances" means the US Extraordinary Advances and/or the Canadian Extraordinary Advances, as the context requires.
"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
"Fee Letter" means that certain fee letter, dated as of even date with the Agreement, among US Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
"Fixed Charges" means, with respect to any fiscal period and with respect to Borrowers and the Loan Party Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid in cash during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, provincial, local and foreign income taxes paid during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interest) during such period.
"Fixed Charge Coverage Ratio" means, with respect to any fiscal period and with respect to Borrowers and Loan Party Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.
"Funds Flow Agreement" means a flow of funds agreement, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and Agent.
"Foreign Cash Equivalents" means, in the case of any Subsidiary (other than a US Loan Party or other Subsidiary organized under the laws of the United States or a political subdivision thereof), investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or in Dollars, has its principal place of business or otherwise conducts business operations which are of substantially the same type as the items specified in the definition of Domestic Cash Equivalents.
"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
Schedule 1.1 - Page 23

"Foreign Subsidiary" means any Subsidiary that is not organized under the laws of the United States, any state thereof, the District of Columbia, Canada or any province thereof.
"Funding Date" means the date on which a Borrowing occurs.
"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
"Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
"Guarantors" means US Guarantors and Canadian Guarantors.
"Guaranty and Security Agreement" means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Borrowers and each of the Guarantors to Agent.
"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" means US Hedge Obligations and/or Canadian Hedge Obligations, as the context requires.
"Hedge Provider" means Wells Fargo or any of its Affiliates with respect to US Hedge Obligations and/or Canadian Hedge Obligations.
"Increase" has the meaning specified therefor in Section 2.14.
"Increase Date" has the meaning specified therefor in Section 2.14.
Schedule 1.1 - Page 24

"Increase Joinder" has the meaning specified therefor in Section 2.14.
"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables and accrued liabilities incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Taxes" means, any Taxes other than Excluded Taxes.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other provincial, state or federal (including the federal government of Canada) bankruptcy or insolvency law, each as now and hereafter in effect, any successors to such statutes, and any similar laws in any jurisdiction including, without limitation, any laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors.
"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by each Borrower, each of the Loan Party Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.
Schedule 1.1 - Page 25

"Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of even date herewith between Agent and Term Loan Agent.
"Interest Expense" means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrowers and the Loan Party Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedge Agreements attributable to Indebtedness) for such period.
"Interest Period" means, with respect to each Non-Base Rate Loan, a period commencing on the date of the making of such Non-Base Rate Loan (or the continuation of a Non-Base Rate Loan or the conversion of a Base Rate Loan to a Non-Base Rate Loan) and ending 1, 2, or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the Non-Base Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2,  or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
"Inventory" means inventory (as that term is defined in the Code).
"Inventory Reserves" means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to the US Eligible Inventory, Canadian Eligible Inventory, US Maximum Revolver Amount or Canadian Maximum Revolver Amount.
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.
Schedule 1.1 - Page 26

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Lender or Underlying Issuer and relating to such Letter of Credit.
"Issuing Lender" means US Issuing Lender and/or Canadian Issuing Lender, as the context requires.
"Landlord Reserve" means, as to each leased location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount determined in Agent's Permitted Discretion which shall not exceed the greater of (a) the number of months rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months rent under the lease relative to such location, but, in either case, not to exceed the value of Inventory located at such leased location that is included in the US Borrowing Base and the Canadian Borrowing Base.
"Lender" has the meaning set forth in the preamble to the Agreement, shall include Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group" means each of the Lenders (including Issuing Lender and the Swing Lender) and Agent, or any one or more of them.
"Lender Group Expenses" means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Borrower or Loan Party Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with each Borrower and Loan Party Subsidiaries under any of the Loan Documents, including, fees or charges for background checks, OFAC/PEP searches, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), (c) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (g) Agent's reasonable costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship with any Borrower or any of its Subsidiaries, (h) Agent's reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (i) Agent's and each Lender's reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, and (j) the fees, charges, commissions and costs provided for in Section 2.11(j) of the Agreement
Schedule 1.1 - Page 27

(including any fronting fees) and all other customary fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time charged by the Underlying Issuer or incurred or charged by Issuing Lender in respect of Letters of Credit and out-of-pocket fees, costs, and expenses charged by the Underlying Issuer or incurred or charged by Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.  Notwithstanding any of the foregoing to the contrary, Lender Expenses shall not include, and Borrowers shall not be obligated to pay, any fees and time charges for attorneys who are employees of the Agent.
"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.
"Letter of Credit" means a letter of credit (as that term is defined in the Code) issued by Issuing Lender or a letter of credit (as that term is defined in the Code) issued by Underlying Issuer, as the context requires.
"Letter of Credit" means a US Letter of Credit and/or a Canadian Letter of Credit, as the context requires.
"Letter of Credit Collateralization" means with respect to the US Letter of Credit Obligations or the Canadian Letter of Credit Obligations, as applicable, either (a) providing cash collateral in the Applicable Currency (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the applicable Letter of Credit Fees and all fees, charges and commissions provided for in the Agreement (including any fronting fees) will continue to accrue while the applicable Letters of Credit are outstanding) to be held by Agent for the benefit of the applicable Revolving Lenders in an amount equal to 103.5% of the then existing applicable Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to Agent and the applicable Issuing Lender, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent in the Applicable Currency, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103.5% of the then existing applicable Letter of Credit Usage (it being understood that the applicable Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the applicable Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
Schedule 1.1 - Page 28

"Letter of Credit Disbursement" means a US Letter of Credit Disbursement and/or a Canadian Letter of Credit Disbursement, as the context requires.
"Letter of Credit Exposure" means the US Letter of Credit Exposure and/or the Canadian Letter of Credit Exposure, as the context requires.
"Letter of Credit Fees" means the US Letter of Credit Fees and/or the Canadian Letter of Credit Fees, as the context requires.
"Letter of Credit Usage" means the US Letter of Credit Usage and/or the Canadian Letter of Credit Usage, as the context requires.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, hypothec, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
"Loan" shall mean any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.
"Loan Account" means the US Loan Account and/or the Canadian Loan Account, as the context requires.
"Loan Documents" means the Agreement, the Control Agreements, any Borrowing Base Certificates, the Fee Letter, the US Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Canadian Security Documents, any guaranties executed by any Loan Party, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrowers or any of their Subsidiaries and any member of the Lender Group in connection with the Agreement.
Schedule 1.1 - Page 29

"Loan Parties" means the US Loan Parties and/or the Canadian Loan Parties, as the context requires.
"Loan Party Subsidiary" means each Subsidiary of Worldwide that is organized under the laws of the United States, any state thereof, the District of Columbia, Canada or any province thereof, provided that Loan Party Subsidiary shall not include Kronos International, Inc.
"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.
"Material Adverse Effect" means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrowers and the Loan Party Subsidiaries, taken as a whole, (b) a material impairment of Borrowers' and the Loan Party Subsidiaries' ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to all or a material portion of the Collateral other than as a result of an action or failure to act on the part of any Borrower or any Loan Party Subsidiary.
"Material Subsidiary" means a Subsidiary of Worldwide with (1) net sales that are equal to or great than 5.0% of the consolidated net sales of the Borrowers and their Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Borrowers and their Subsidiaries is available or (2) assets that are equal to or greater than 5.0% of the total consolidated assets of the Borrowers and their Subsidiaries as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Borrowers and their Subsidiaries is available.
"Maturity Date" means the earlier of June 18, 2017.
"Maximum Revolver Amount" means $125,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
"Minimum Excess Availability Amount" means, as of any date of determination, the greater of (a) 10% of the Maximum Revolver Amount and (b) $12,500,000.
"Moody's" has the meaning specified therefor in the definition of Domestic Cash Equivalents.
"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) of ERISA with respect to which any Loan Party, any Loan Party Subsidiary, or any of their ERISA Affiliates has an obligation to contribute or otherwise has any liability.
"Net Recovery Percentage" means, as of any date of determination, the percentage of the book value of Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company reasonably selected by Agent.
Schedule 1.1 - Page 30

"Non-Base Rate Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
"Non-Base Rate Notice" means a written notice in the form of Exhibit L-1.
"Non-Base Rate Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.
"Non-Base Rate" means the US LIBOR Rate Rate or the Canadian CDOR Rate.
"Non-Base Rate Loan" means each portion of a Revolving Loan that bears interest at a rate determined by reference to the applicable Non-Base Rate.
"Non-Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.
"Obligations" means the US Obligations and/or the Canadian Obligations, as the context requires.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Overadvance" means a US Overadvance and/or a Canadian Overadvance, as the context requires.
"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Participant Register" has the meaning set forth in Section 13.1(i) of the Agreement.
"Patriot Act" has the meaning specified therefor in Section 4.13 of the Agreement.
"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.
"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code.
Schedule 1.1 - Page 31

"Perfection Certificate" means a certificate in the form of Exhibit P-1.
"Permitted Acquisition" means any Acquisition so long as:
(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b) no Indebtedness will be incurred, assumed, or would exist with respect to any Borrower or any Loan Party Subsidiary as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or any Loan Party Subsidiary as a result or such Acquisition other than Permitted Liens,
(c) Borrowers shall have either (x) Excess Availability is equal to or greater than 17.5% of the Maximum Revolver Amount after giving effect to the consummation of the proposed Acquisition or (y) Excess Availability is equal to or greater than 12.5% of the Maximum Revolver Amount but less than 17.5% of the Maximum Revolver Amount after giving effect to the consummation of the proposed Acquisition and the Fixed Charge Coverage Ratio computed on a pro forma basis after giving effect to the consummation of the proposed Acquisition for the twelve month period ending on the last day of the most recent month for which financial statements are available is equal to or greater than 1.10:1.00,
(d) Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,
(e) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers' and their Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers or a business reasonably related thereto,
(f) the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
"Permitted Dispositions" means:
(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrowers and the Loan Party Subsidiaries,
(b) sales of Inventory or any other property or assets to buyers in the ordinary course of business,
Schedule 1.1 - Page 32

(c) the disposition, use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d) sales or grants of licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e) the granting of Permitted Liens,
(f) the write-off, sale, discount, or other disposition, in each case without recourse, of accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g) any involuntary loss, damage or destruction of property,
(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i) the leasing, subleasing, licensing or sublicensing of assets of any Borrower in the ordinary course of business,
(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Worldwide,
(k) the abandonment or lapse of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as, (i) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (ii) such lapse or abandonment could not reasonably be expected to result in a Material Adverse Effect,
(l) the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,
(m) the making of Permitted Investments and Permitted Intercompany Advances, and the disposition of Permitted Investments acquired under clauses (d), (h), and (j) thereof, and
(n) transfers of assets (i) from any US Loan Party to another US Loan Party, (ii) from any Canadian Loan Party to a US Loan Party, (iii) from any Subsidiary of any Borrower that is not a Loan Party to any other Subsidiary of any Borrower and (iv) transfers of assets permitted pursuant to Section 6.10(d),
(o) dispositions of assets acquired by Borrowers and the Loan Party Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of such Permitted Acquisition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrowers and the Loan Party Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition, and
Schedule 1.1 - Page 33

(p) sales or dispositions of assets not otherwise permitted in clauses (a) through (o) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $50,000,000.
"Permitted Holder" means, (1) Harold C.  Simmons ("Simmons"), (2) any trust established primarily for the benefit of Simmons or members of his family (including his spouse and/or his descendants (whether natural or adopted)) or both, "Simmons Trust"), (3) trustees, acting in such capacity, or beneficiaries of a Simmons Trust to the extent of the beneficial interest therein and for so long as such Simmons Trust exists, (4) any employee plan or pension fund of Worldwide or any of its Subsidiaries, (5) any Person holding Equity Interests for or pursuant to the terms of any such plan or fund and (6) any Person controlled by, or any group made up of, any one or more of the Persons specified in (1) through (5) above.
"Permitted Indebtedness" means:
(a) Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,
(b) Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d) endorsement of instruments or other payment items for deposit,
(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, bid, payment or performance bonds, statutory obligations, appeal bonds, and with respect to workers' compensation claims or self-insurance obligations, bank overdrafts and commercial letters of credit, completion, guarantee, reimbursement and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) guarantees with respect to Indebtedness of any Borrower or any Loan Party Subsidiary, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f) Acquired Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(g) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
(h) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any Loan Party Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
Schedule 1.1 - Page 34

(i) the incurrence by any Borrower or any Loan Party Subsidiary of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrowers' and the Loan Party Subsidiaries' operations and not for speculative purposes,
(j) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards"), or Cash Management Services,
(k) unsecured Indebtedness of any Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Borrower of the Equity Interests of Administrative Borrower that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $5,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
(l) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(m) Indebtedness composing Permitted Investments and Permitted Intercompany Advances,
(n) unsecured Indebtedness incurred in respect of netting services, bank checks, insufficient funds, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(o) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(p) Term Loan Debt (and any Refinancing Indebtedness in respect of such Indebtedness)  in an aggregate principal amount not to exceed $500,000,000, and
(q) any other unsecured Indebtedness incurred by any Borrower or any Loan Party Subsidiary provided that the Consolidated Total Leverage Ratio at such time shall be no greater than 2.75 to 1.0 calculated on a pro forma basis after giving effect to such incurrence of Indebtedness.
"Permitted Intercompany Advances" means loans made by (a) a US Loan Party to another US Loan Party or a Canadian Loan Party to another Canadian Loan Party, (b) a Subsidiary of a Borrower that is not a Loan Party to another Subsidiary of a Borrower that is not a Loan Party, (c) a Subsidiary of a Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (d) a Canadian Loan Party to a US Loan Party, and (e) a US Loan Party to a Canadian Loan Party and a Loan Party to a Subsidiary of a Borrower that is not a Loan Party so long as the aggregate amount of all such loans in this clause (e) (by type, not by the borrower) does not exceed $10,000,000 outstanding at any one time.
Schedule 1.1 - Page 35

"Permitted Investments" means:
(a) Investments in cash and Cash Equivalents,
(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c) advances made in connection with purchases of goods or services in the ordinary course of business,
(d) Investments received in settlement of amounts due to any Loan Party or any Loan Party Subsidiary effected in the ordinary course of business or owing to any Loan Party or any Loan Party Subsidiary as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or Loan Party Subsidiary,
(e) Investments owned by any Loan Party or any Loan Party Subsidiary on the Closing Date and set forth on Schedule P-1 to the Agreement,
(f) guarantees permitted under the definition of Permitted Indebtedness,
(g) Permitted Intercompany Advances,
(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or a Loan Party Subsidiary (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 6.2,
(j) Investments in the form of loans and advances to employees, officers, and directors and other Affiliates of a Borrower in the ordinary course of business and in an aggregate amount not to exceed $5,000,000 at any one time,
(k) Permitted Acquisitions,
(l) Investments in the form of capital contributions and the acquisition of Equity Interests made by any US Loan Party in any other US Loan Party and by any Canadian Loan Party in any US Loan Party,
(m) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
(n) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
Schedule 1.1 - Page 36

(o) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(p) any other Investments (other than Acquisitions) so long as (x) either (1) Excess Availability is equal to or greater than 17.5% of the Maximum Revolver Amount after giving effect to the making of such Investment or (2)  Excess Availability is equal to or greater than 12.5% of the Maximum Revolver Amount but less than 17.5% of the Maximum Revolver Amount after giving effect to the making of such Investment and the Fixed Charge Coverage Ratio computed on a pro forma basis after giving effect to the making of such Investment for the twelve month period ending on the last day of the most recent month for which financial statements are available is equal to or greater than 1.10:1.00,  and (y) immediately before and after giving effect to the making of such Investment, no Default or Event of Default shall have occurred and be continuing, and
(q) any other Investments in an aggregate amount not to exceed $50,000,000 during the term of the Agreement.
"Permitted Liens" means
(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d) Liens in existence on the Closing Date as set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,
(f) purchase money Liens or the interests of lessors under Capital Leases or vendor hypothecs to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
Schedule 1.1 - Page 37

(h) Liens on amounts deposited to secure any Borrower's and any Loan Party Subsidiary's obligations in connection with worker's compensation or other unemployment insurance or other types of social security or similar legislation,
(i) Liens on amounts deposited to secure any Borrower's and any Loan Party Subsidiary's obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j) Liens on amounts deposited to secure any Borrower's and any Loan Party Subsidiary's reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k) with respect to any Real Property, easements, rights of way, title defects and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n) Liens of a collecting bank arising in the ordinary course of business and rights of setoff or bankers' liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,
(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q) Liens solely on any cash earnest money deposits made by a Borrower or any Loan Party Subsidiary in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r) Liens assumed by any Borrower or any Loan Party Subsidiary in connection with a Permitted Acquisition that secure Acquired Indebtedness and any Refinancing Indebtedness in respect thereof,
(s) Liens on cash and cash equivalents associated with Hedge Agreements permitted hereunder,
Schedule 1.1 - Page 38

(t) Liens on Collateral and Term Loan Priority Collateral (as defined in the Intercreditor Agreement) of the Loan Parties securing the Term Loan Debt subject to the Intercreditor Agreement, and
(u) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $10,000,000.
"Permitted Protest" means the right of any Borrower or any Loan Party Subsidiary to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower's or such Loan Party Subsidiary's books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or such Loan Party Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.
"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $50,000,000.
"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Platform" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Post-Increase Revolver Lenders" has the meaning specified therefor in Section 2.14 of the Agreement.
"PPSA" means the Personal Property Security Act (Ontario), and the regulations promulgated thereunder and other applicable personal property security legislation of Canada or any applicable Canadian province or provinces in respect of the Canadian Loan Parties or Collateral (including the Civil Code of Quebec and the regulation respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
"Pre-Increase Revolver Lenders" has the meaning specified therefor in Section 2.14 of the Agreement.
Schedule 1.1 - Page 39

"Projections" means Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
"Pro Rata Share" means, as of any date of determination:
(a) with respect to a Lender's obligation to make all or a portion of the US Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the US Revolving Loans, and with respect to all other computations and other matters related to the US Revolver Commitments or the US Revolving Loans, the percentage obtained by dividing (i) the US Revolving Loan Exposure of such Lender by (ii) the aggregate US Revolving Loan Exposure of all Lenders,
(b) with respect to a Lender's obligation to make all or a portion of the Canadian Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Canadian Revolving Loans, and with respect to all other computations and other matters related to the Canadian Revolver Commitments or the Canadian Revolving Loans, the percentage obtained by dividing (i) the Canadian Revolving Loan Exposure of such Lender by (ii) the aggregate Canadian Revolving Loan Exposure of all Lenders,
(c) with respect to a Lender's obligation to participate in the US Letters of Credit, with respect to such Lender's obligation to reimburse US Issuing Lender, and with respect to such Lender's right to receive payments of US Letter of Credit fees, and with respect to all other computations and other matters related to the US Letters of Credit, the percentage obtained by dividing (i) the US Revolving Loan Exposure of such Lender by (ii) the aggregate US Revolving Loan Exposure of all Lenders; provided, that if all of the US Revolving Loans have been repaid in full and all US Revolver Commitments have been terminated, but US Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the US Revolver Commitments had not been terminated and based upon the US Revolver Commitments as they existed immediately prior to their termination, and
(d) with respect to a Lender's obligation to participate in the Canadian Letters of Credit, with respect to such Lender's obligation to reimburse Canadian Issuing Lender, and with respect to such Lender's right to receive payments of Canadian Letter of Credit fees, and with respect to all other computations and other matters related to the Canadian Letters of Credit, the percentage obtained by dividing (i) the Canadian Revolving Loan Exposure of such Lender by (ii) the aggregate Canadian Revolving Loan Exposure of all Lenders; provided, that if all of the Canadian Revolving Loans have been repaid in full and all Canadian Revolver Commitments have been terminated, but Canadian Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Canadian Revolver Commitments had not been terminated and based upon the Canadian Revolver Commitments as they existed immediately prior to their termination, and
Schedule 1.1 - Page 40

(e) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the Dollar Equivalent of the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
"Protective Advances" means the US Protective Advances and/or the Canadian Protective Advances, as the context requires.
"Public Lender" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Domestic Cash Equivalents of US Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
"Qualified Equity Interest" means and refers to any Equity Interests issued by Worldwide (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
"Real Property" means any estates or interests in real property now owned or hereafter acquired by any Borrower or one of its Subsidiaries and the improvements thereto.
"Receivable Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the US Eligible Accounts, Canadian Eligible Accounts, US Maximum Revolver Amount and/or the Canadian Maximum Revolver Amount.
"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Reference Period" has the meaning set forth in the definition of EBITDA.
"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:
(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
Schedule 1.1 - Page 41

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
"Register" has the meaning set forth in Section 13.1(h) of the Agreement.
"Registered Loan" has the meaning set forth in Section 13.1(h) of the Agreement.
"Reimbursement Undertaking" means the US Reimbursement Undertaking and/or the Canadian Reimbursement Undertaking, as the context requires.
"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Report" has the meaning specified therefor in Section 15.16 of the Agreement.
"Required Availability" means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $35,000,000.
Schedule 1.1 - Page 42

"Required Lenders" means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Dollar Equivalent of Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders (who are not Affiliates of one another).
"Reserves" means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, and Inventory Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Borrower or any Loan Party Subsidiary is required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Borrowers or any Loan Party Subsidiary to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the US Borrowing Base, Canadian Borrowing Base, US Maximum Revolver Amount or Canadian Maximum Revolver Amount.  Without limiting the foregoing, Agent may establish Canadian Priority Payables Reserves with respect to the Canadian Borrowing Base and/or the Canadian Maximum Revolver Amount.
"Restricted Payment" means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Worldwide (including any payment in connection with any merger or consolidation involving Worldwide) or to the direct or indirect holders of Equity Interests issued by Worldwide in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Worldwide, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Worldwide) any Equity Interests issued by Worldwide, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Worldwide now or hereafter outstanding.
"Revaluation Date" means (a) with respect to any Revolving Loan denominated in Canadian Dollars, each of the following:  (i) each date of a Borrowing of such Revolving Loan, (ii) each date of a continuation of such Revolving Loan pursuant to Section 2.12, and (iii) such additional dates as Agent shall determine or the Required Lenders shall require, (b) with respect to any Letter of Credit denominated in Canadian Dollars, each of the following:  (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an Issuing Lender under such Letter of Credit, and (iv) such additional dates as Agent or an Issuing Lender shall determine or the Required Lenders shall require, and (c) with respect to any other Obligations denominated in Canadian Dollars, each date as Agent shall determine unless otherwise prescribed in this Agreement or any other Loan Documents.
"Revolver Commitments" means the US Revolver Commitments and/or the Canadian Revolving Commitments, as the context requires.
"Revolver Usage" means the US Revolver Usage and/or the Canadian Revolver Usage, as the context requires.
"Revolving Lender" means a Lender that has a Revolving Loan Commitment or that has an outstanding Revolving Loan.
Schedule 1.1 - Page 43

"Revolving Loan Exposure" means the US Revolving Loan Exposure and/or the Canadian Revolving Loan Exposure, as the context requires.
"Revolving Loans" means a US Revolving Loan and/or a Canadian Revolving Loan, as the context requires.
"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.
"S&P" has the meaning specified therefor in the definition of Domestic Cash Equivalents.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Securities Account" means a securities account (as that term is defined in the Code).
"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances or insolvency.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
Schedule 1.1 - Page 44

"Spot Rate" means, for a currency, the rate determined by Agent to be the rate quoted by Wells Fargo acting in such capacity as the spot rate for the purchase by Wells Fargo of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Wells Fargo acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
"Swing Lender" means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
"Supermajority Lenders" means, at any time, Lenders having or holding more than 66 2/3% of the sum of the aggregate Dollar Equivalent of Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are 2 or more Lenders, "Supermajority Lenders" must include at least 2 Lenders (who are not Affiliates of one another).
"Swing Lender" means the US Swing Lender and/or the Canadian Swing Lender, as the context requires.
"Swing Loan" means the US Swing Loan and/or the Canadian Swing Loan, as the context requires.
"Swing Loan Exposure" means the US Swing Exposure and/or the Canadian Swing Exposure, as the context requires.
"Tall Pines" means Tall Pines Insurance Company, a Vermont corporation.
"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Termination Event" means (a) a "Reportable Event" described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to Section 412 or 430 of the IRC or Section 302 or 4068 of ERISA, (g) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan (other than any complete withdrawal that would not constitute an Event of Default under Section
Schedule 1.1 - Page 45

8.12), (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under Section 4042 of ERISA, (j) any Pension Plan being in "at risk status" within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in "endangered status" or "critical status" within the meaning of IRC Section 432(b), (l) with respect to any Pension Plan, any Loan Party or any ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e); or (m) any event that causes any Loan Party or any of their ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC.
"Term Loan Agent" means the "Term Loan Agent" as defined in the Intercreditor Agreement.
"Term Loan Credit Agreement" means that certain Credit Agreement dated as of June 18, 2012 among Worldwide, Term Loan Agent and the lenders from time to time party thereto, as amended from time to time to the extent permitted under the Intercreditor Agreement .
"Term Loan Debt" means Indebtedness under the Term Loan Documents .
"Term Loan Documents" means the "Term Loan Documents" as defined in the Intercreditor Agreement.
"Transaction Costs" means all transaction fees, charges, premiums and other amounts related to the transactions contemplated hereby to occur on the Closing Date and any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, call premiums, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the date of this Agreement or such Permitted Acquisition, as applicable, and approved by the Agent in its reasonable discretion.
"UCP 600" means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).
"Underlying Issuer" means a US Underlying Issuer and/or Canadian Underlying Issuer, as the context requires.
Schedule 1.1 - Page 46

"Underlying Letter of Credit" means a US Underlying Letter of Credit and/or a Canadian Underlying Letter of Credit, as the context requires.
"United States" means the United States of America.
"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of the Agreement.
"US Availability" means, as of any date of determination, the amount that US Borrowers are entitled to borrow as US Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding US Revolver Usage).
"US Bank Product" means any one or more of the following financial products or accommodations extended to a Loan Party (other than a Canadian Loan Party) by a Bank Product Provider:  (a) credit cards (including commercial credit cards (including so-called "procurement cards" or "P-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"US Bank Product Agreements" means those agreements entered into from time to time by a Loan Party (other than a Canadian Loan Party) with a Bank Product Provider in connection with the obtaining of any of the US Bank Products.
"US Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Administrative Borrower or the Loan Party Subsidiaries (other than a Canadian Loan Party) to any Bank Product Provider pursuant to or evidenced by a US Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all US Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the US Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries (other than a Canadian Loan Party).
"US Bank Product Reserves" means, as of any date of determination, those reserves that Agent in its Permitted Discretion deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of Loan Parties (other than any Canadian Loan Party) in respect of US Bank Product Obligations) in respect of US Bank Products then provided or outstanding.
"US Base Rate" means the greatest of (a) the Federal Funds Rate plus 1%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
Schedule 1.1 - Page 47

"US Borrowers" shall have the meaning specified therefor in the preamble to the Agreement.
"US Borrowing" means a borrowing consisting of US Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by US Swing Lender in the case of a US Swing Loan, or by Agent in the case of an US Extraordinary Advance.
"US Borrowing Base" means, as of any date of determination, the result of:
(a) 85% of the amount of US Eligible Accounts, less the amount, if any, of the US Dilution Reserve, plus
(b) the lesser of (A) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of US Eligible Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrowers' historical accounting practices) of US Eligible Inventory (such determination may be made as to different categories of US Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus
(c) the lesser of (A) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of US Eligible Raw Materials Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of US Eligible Raw Materials Inventory (such determination may be made as to different categories of US Eligible Raw Materials Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus
(d) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.
"US Designated Account" means the US Deposit Account of Administrative Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Administrative Borrower located at US Designated Account Bank that has been designated as such, in writing, by Administrative Borrower to Agent).
"US Designated Account Bank" has the meaning specified therefor in Schedule D-2 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Administrative Borrower to Agent).
"US Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts (other than customary early payment discounts), advertising allowances, credits, or other dilutive items with respect to US Borrowers' Accounts during such period, by (b) US Borrowers' billings with respect to Accounts during such period.
Schedule 1.1 - Page 48

"US Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against US Eligible Accounts by 1 percentage point for each percentage point by which US Dilution is in excess of 5%.
"US Eligible Accounts" means those Accounts created by a US Borrower in the ordinary course of its business, that arise out of such US Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting US Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date.  In determining the amount to be included, US Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates.  US Eligible Accounts shall not include the following:
(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 60 days (or 75 days in the case of Behr, Milgrade Manufacturing and Valspar);
(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c) Accounts with respect to which the Account Debtor is an Affiliate of any US Borrower or an employee or agent of any US Borrower or any Affiliate of any US Borrower,
(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e) Accounts that are not payable in Dollars,
(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any country or sovereign state other than Canada or the United States, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which US Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,
Schedule 1.1 - Page 49

(h) Accounts with respect to which the Account Debtor is a creditor of a US Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,
(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts (or, if the Account Debtor is Behr, 40% of all Eligible Accounts), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of US Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise US Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any US Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful because of uncertainty about the creditworthiness of the Account Debtor or because Agent in its Permitted Discretion otherwise considers the collateral value to be impaired,
(l) Accounts that are not subject to a valid and perfected first priority Agent's Lien,
(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable US Borrower of the subject contract for goods or services, or
(p) Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
"US Eligible Finished Goods Inventory" shall mean Inventory that qualifies as US Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of US Borrowers' business.
Schedule 1.1 - Page 50

"US Eligible Inventory" means Inventory of a US Borrower, that complies with each of the representations and warranties respecting US Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with US Borrowers' historical accounting practices.  An item of Inventory shall not be included in US Eligible Inventory if:
(a) a US Borrower does not have good, valid, and marketable title thereto,
(b) a US Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a US Borrower),
(c) it is not located at one of the locations in the continental United States set forth on Schedule E-1 to the Agreement (or in-transit from one such location to another such location),
(d) it is in-transit to or from a location of a US Borrower (other than in-transit from one location set forth on Schedule E-1 to the Agreement to another location set forth on Schedule E-1 to the Agreement),
(e) it is located on real property leased by a US Borrower or in a contract warehouse, in each case, unless (x) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (y) Agent has established a Landlord Reserve with respect to such location and, in either case, unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,
(f) it is the subject of a bill of lading or other document of title,
(g) it is not subject to a valid and perfected first priority Agent's Lien,
(h) it consists of goods returned or rejected by a US Borrower's customers,
(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in US Borrowers' business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment,
(j) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or
(k) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
Schedule 1.1 - Page 51

"US Eligible Raw Material Inventory" shall mean Inventory that qualifies as US Eligible Inventory and consists of goods that are first quality raw materials.
"US Extraordinary Advances" has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.
"US Guarantor" means (a) US Borrowers and (b) each Loan Party Subsidiary of a US Borrower organized under the laws of a State of the United States or the District of Columbia that is or becomes a guarantor of all or a part of the US Obligations, but excluding Kronos International, Inc.
"US Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrowers or their Subsidiaries (other than any Canadian Loan Party) arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
"US Issuing Lender" means WFCF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become a US Issuing Lender for the purpose of issuing US Letters of Credit or US Reimbursement Undertakings pursuant to Section 2.11A of the Agreement and US Issuing Lender shall be a Lender.
"US Letter of Credit" means a letter of credit (as that term is defined in the Code) issued for the account of a US Borrower pursuant to the terms of this Agreement by US Issuing Lender or US Underlying Issuer.
"US Letter of Credit Disbursement" means a payment made by US Issuing Lender pursuant to a US Letter of Credit or a US Reimbursement Undertaking or by US Underlying Issuer..
"US Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the US Letter of Credit Usage on such date.
"US Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.
"US Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding US Letters of Credit.
"US LIBOR Rate" means the rate per annum rate appearing on Macro*World's (www.mworld.com; the "Service") Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Non-Base Rate Loan requested (whether as an initial Non-Base Rate Loan or as a continuation of a Non-Base Rate Loan or as a conversion of a Base Rate Loan to a Non-Base Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the Non-Base Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.
Schedule 1.1 - Page 52

"US Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"US Loan Party" means any US Borrower or any US Guarantor.
"US Maximum Revolver Amount" means $125,000,000 increased, as provided in Section 2.14 and decreased by the amount of reductions in the US Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
"US Obligations" means (a) all loans (including the US Revolving Loans (inclusive of US Extraordinary Advances and US Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to US Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the US Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of any US Loan Party, fees (including the fees provided for in the Fee Letter) of any US Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any US Loan Party, guaranties of any US Loan Party, and all covenants and duties of any other kind and description owing by any US Loan Party, in each of the foregoing cases, arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any US Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any US Borrower or any other US Loan Party to US Issuing Lender now or hereafter arising from or in respect of a US Letters of Credit, and (c) all US Bank Product Obligations.  Without limiting the generality of the foregoing, the US Obligations under the Loan Documents include the obligation to pay (i) the principal of the US Revolving Loans, (ii) interest accrued on the US Revolving Loans, (iii) the amount necessary to reimburse US Issuing Lender for amounts paid or payable pursuant to US Letters of Credit, (iv) Letter of Credit commissions, charges, expenses, and fees, in each case in respect of US Letters of Credit, (v) Lender Group Expenses of any US Loan Party, (vi) fees payable by any US Loan Party under the Agreement or any of the other Loan Documents, (vii) indemnities and other amounts payable by any US Loan Party under any Loan Document, and (viii) any guaranties by any US Loan Party of all or any part of the Canadian Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
"US Overadvance" means, as of any date of determination, that the US Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11A.
Schedule 1.1 - Page 53

"US Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
"US Reimbursement Undertaking" has the meaning specified therefor in Section 2.11A(a) of the Agreement.
"US Revolver Commitment" means, with respect to each Revolving Lender, its US Revolver Commitment, and, with respect to all Revolving Lenders, their US Revolver Commitments, in each case as set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"US Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding US Revolving Loans (inclusive of US Swing Loans and US Protective Advances), plus (b) the amount of the US Letter of Credit Usage.
"US Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the US Revolver Commitments, the amount of such Lender's US Revolver Commitment, and (b) after the termination of the US Revolver Commitments, the aggregate outstanding principal amount of the US Revolving Loans of such Lender.
"US Revolving Loans" has the meaning specified therefor in Section 2.1(a) of the Agreement.
"US Security Agreement" means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each US Loan Party to Agent.
"US Swing Lender" means Wells Fargo or any other Lender that, at the request of US Administrative Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the US Swing Lender under Section 2.3(b) of the Agreement.
"US Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.
"US Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the US Swing Loans on such date.
"US Underlying Issuer" means Wells Fargo or one of its Affiliates.
"US Underlying Letter of Credit" means a Letter of Credit that has been issued by a US Underlying Issuer.
"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.
Schedule 1.1 - Page 54

"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"WF-Canada" means Wells Fargo Capital Finance Corporation Canada.
"WFCF" means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

Schedule 1.1 - Page 55